EXHIBIT 2.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

SMARTRENT, INC.,

as Buyer

ATLAS MERGER CORP.,

as Merger Sub

SIGHTPLAN HOLDINGS, INC.,

as the Company

and

Joseph Westlake,

solely in his capacity as the Representative

Dated as of March 21, 2022

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4.7 Sufficient Funds.	45
4.8 Non-Reliance.	46
Article V CONDUCT PRIOR TO THE CLOSING	46
5.1 Conduct of Business.	46
5.2 Access and Information	48
Article VI ADDITIONAL AGREEMENTS	48
6.1 Appropriate Actions; Consents; Filings.	48
6.2 Confidentiality; Public Announcements	49
6.3 Exclusivity	49
6.4 Company Stockholder Approval.	50
6.5 Employee Matters.	50
6.6 R&W Insurance Policy	51
6.7 Indemnification of Director and Officers; Tail Insurance Policies.	51
6.8 Ratification of Prior Actions.	52
6.9 Representative.	52
6.10 Release	53
6.11 Certain Acknowledgments	53
6.12 Repaid Debt	54
6.13 Transfer Taxes	54
6.14 Termination of Company Plans	54
6.15 280G Waiver and Consent	54
6.16 Release of Retention and Contingent Executive Merger Consideration Escrow Amounts	55
Article VII CONDITIONS TO CLOSING	56
7.1 Conditions to Obligations of Each Party	56
7.2 Additional Conditions to Obligations of Buyer and Merger Sub	56
7.3 Additional Conditions to Obligations of the Company	57
7.4 Frustration of Closing Conditions	58
Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES	58
Article IX TERMINATION, AMENDMENT AND WAIVER	59
9.1 Termination	59
9.2 Effect of Termination	59
Article X GENERAL PROVISIONS	60
10.1 Notices	60
10.2 Interpretation	61
10.3 Severability	61
10.4 Entire Agreement	61
10.5 Fees and Expenses	61
10.6 Amendments and Waivers	62
10.7 Failure or Indulgence Not Waiver	62
10.8 Company Disclosure Schedule	62
10.9 Assignment	63
10.10 Parties in Interest	63
10.11 Specific Performance.	63
10.12 Governing Law; Exclusive Jurisdiction.	64
10.13 Counterparts	65
10.14 Waiver of Conflicts Regarding Representation.	65

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INDEX OF EXHIBITS

Exhibit Description

Exhibit A Form of Support and Restrictive Covenants Agreement

Exhibit B Form of Stockholder Written Consent

Exhibit C Form of Certificate of Merger

Exhibit D Form of Paying Agent Agreement

Exhibit E Form of Letter of Transmittal

Exhibit F Form of Escrow Agreement

Annex A Net Working Capital Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 21, 2022, by and among (a) SmartRent, Inc., a Delaware corporation (“Buyer”), (b) Atlas Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”), (c) SightPlan Holdings, Inc., a Delaware corporation (the “Company”), and (d) Joseph Westlake, solely in his capacity as the representative of the Company Securityholders (the “Representative”). Unless the context otherwise requires, each of Buyer, Merger Sub, the Company and the Representative are referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, the boards of directors of Buyer, Merger Sub and the Company each determined that it is advisable and in the best interests of their respective securityholders for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (collectively with the Merger, the “Transactions”), and (b) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Parties have determined that the Merger shall be effected by merging Merger Sub with and into the Company (with the Company being the surviving entity) such that upon consummation of the Merger, the Company will be a wholly-owned Subsidiary of Buyer;

WHEREAS, as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the Company will, within one (1) Business Day following the execution hereof, deliver executed written consents in accordance with Section 228(a) of the General Corporation Law of the State of Delaware (the “Delaware Act”), dated as of the date hereof, duly executed by Company Stockholders who collectively own at least (i) ninety percent (90%) of the outstanding shares of Company Common Stock, and (ii) one hundred percent (100%) of the outstanding shares of Company Preferred Stock, adopting this Agreement and approving the Transactions, including the Merger, in accordance with the Delaware Act and Company Charter Documents (as defined below), in each case as in effect as of immediately prior to the date hereof; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the Support Agreement Parties (as defined below) have executed and delivered the Support and Restrictive Covenants Agreements (as defined below).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounting Firm” has the meaning set forth in Section 2.8(d).

“Accounts Receivable” has the meaning set forth in Section 3.21.

“Acquisition Engagement” has the meaning set forth in Section 10.14.

“Acquisition Proposal” means (i) any merger, liquidation, recapitalization, consolidation or other business combination involving the Company, (ii) any issuance by the Company of more than fifty percent (50%) of its capital stock or (iii) any acquisition of all or substantially all of the consolidated total assets of the Company Group, in each case, other than the Transactions.

“Actual Cash” has the meaning set forth in Section 2.8(b).

“Actual Debt” has the meaning set forth in Section 2.8(b).

“Actual Merger Consideration” has the meaning set forth in Section 2.8(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.8(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.8(b).

“Adjustment Escrow Amount” means Eight Hundred Fifty Thousand Dollars ($850,000).

“Affidavit” has the meaning set forth in Section 2.9(b).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Accounting Principles” means GAAP consistently applied throughout the periods covered thereby, except as set forth on Schedule I of the Company Disclosure Schedule.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AML Laws” has the meaning set forth in Section 3.8(d).

“Annual Financial Statements” has the meaning set forth in Section 3.5(a).

“Applicable Preference Amount” means the Series A Per Share Liquidation Preference and the Series B Per Share Liquidation Preference, as applicable.

“Attorney-Client Communications” has the meaning set forth in Section 10.14.

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Merger Consideration” means One Hundred Thirty-Five Million Dollars ($135,000,000).

“Broker” means SEG Capital Advisors, L.L.C.

“Business” means the business of the Company as conducted as of the date hereof, including providing software solutions for multi-family maintenance and services related to the same, including (without limitation) a real estate operating platform that offers automated answering, resident engagement, field service and maintenance task management software, inspections management software, and due diligence and audit management software to real estate owners and managers.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia or Scottsdale, Arizona are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 2.8(b).

“Buyer Representatives” has the meaning set forth in Section 5.2.

“CARES Act” has the meaning set forth in Section 3.9(p).

“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Company Group, determined on a consolidated basis in accordance with the Agreed Accounting Principles. For the avoidance of doubt, “Cash” shall be calculated net of all restricted cash and issued but uncleared checks and drafts issued by the Company Group and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company Group.

“Certificate” has the meaning set forth in Section 2.9(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Close Family Member” means a parent, grandparent, child or sibling, whether by blood or marriage, or a spouse or civil union partner.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.8(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment” means (a) the Estimated Merger Consideration, less (b) the Option Consideration, less (c) the aggregate exercise price of all Vested In-the-Money Options outstanding immediately prior to the Effective Time (to the extent cancelled), less (d) the Escrow Amount, less (e) the Representative Amount.

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Approvals” means, any consent, license, permit, approval, waiver or authorization or order of, filings with or any notification to any third-Person or Governmental Authority required as a result of the Transactions.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock, collectively.

“Company Charter Documents” means the Restated Certificate and the bylaws of the Company.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Group” means the Company and each of its Subsidiaries, collectively.

“Company Indemnified Party” has the meaning set forth in Section 6.7.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Material Adverse Effect” means any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, a materially adverse effect on either (a) the business, assets, results of operations or financial condition of the Company Group, taken as a whole; or (b) the ability of the Company Group to consummate the Transactions; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any general condition affecting the industries or markets in which the Company Group conducts operations or the economy in any of the countries or jurisdictions in which the Company Group conducts operations which do not affect the Company Group in a materially disproportionate and adverse manner as compared to other companies in the Company Group’s industry; (ii) general economic, capital market, financial, political or regulatory conditions (including any changes therein), worldwide, national, international, or in any particular region, if such conditions do not affect the Company Group in a materially disproportionate and adverse manner as compared to other companies in the Company Group’s industries; (iii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability (including any impeachment proceeding of the President of the United States) or other worldwide, national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; (iv) any fires, earthquakes, hurricanes, tornadoes, epidemics or other natural or manmade disasters; (v) any change in applicable accounting requirements or principles or interpretations or implementations thereof (including to GAAP), or any change in applicable Laws, rules or regulations or the implementation or interpretation thereof; (vi) any action taken or omissions to act by the Company Group at Buyer’s or its Affiliates’ express request or as expressly required by the terms of the Transaction Documents; (vii) any failure of the Company Group to meet its financial or operational budgets, targets or projections (it being understood that the facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account when determining whether there has been a Company Material Adverse Effect); (viii) any matter arising from or related to matters disclosed with reasonable specificity in the Company Disclosure

Schedule; (ix) any local, national, or global communicable disease outbreak, epidemic or pandemic or other national or international calamity, crisis or emergency, public and/or global health emergency (including COVID-19 or any worsening thereof or any COVID-19 Actions or COVID-19 Measures or any change in such COVID-19 Measures or the interpretation or enforcement thereof), or any governmental or other response to any of the foregoing; and (x) any effect related to or resulting from the terms, announcement, pendency or consummation of the Transactions or execution of this Agreement or the other Transaction Documents, including any loss of customers, employees, suppliers or vendors resulting in whole or in part from the foregoing and any actions or omissions to act by customers, suppliers, vendors or employees or by reason of the Transactions, identity of Buyer or its Affiliates or any communication by Buyer or its Affiliates regarding its plans or intentions with respect to the conduct of the Business or the Surviving Corporation.

“Company Optionholders” means the holders of Company Options.

“Company Options” means all outstanding options to purchase shares of Company Common Stock granted pursuant to the Option Plan.

“Company Parties” has the meaning set forth in Section 10.14.

“Company Preferred Stock” means the Series B Preferred Stock and Series A Preferred Stock, collectively.

“Company Representatives” has the meaning set forth in Section 6.3.

“Company Securityholders” means, collectively, the Company Stockholders and Company Optionholders.

“Company Stockholder Approval” has the meaning set forth in Section 3.2(b).

“Company Stockholders” means the holders of Company Capital Stock, taken together.

“Company 401(k) Plan” has the meaning set forth in Section 6.14.

“Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of November 22, 2021, by and between Buyer and the Company.

“Contingent Executive Merger Consideration Escrow Amount” means an amount equal to Two Million Four Hundred Fifty-One Thousand Dollars ($2,451,000).

“Contract” means any legally binding, written contract, agreement, lease, obligation, commitment or undertaking.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by Governmental Authorities or other Persons in response thereto or any escalation or material worsening of any of the foregoing or any governmental or other response or reaction to any of the foregoing.

“COVID-19 Law” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act of 2020, the Paycheck Protection Program Flexibility Act of 2020, any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any Taxes, and any other law intended to address the consequences of COVID-19, in each case, as may be amended or modified, together with all rules and regulations and guidance issued by any Governmental Authority.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group providing for business closures, in each case, in connection with or in response to COVID-19.

“Current Assets” means the consolidated total current assets of the Company Group, as defined by and determined in accordance with the Agreed Accounting Principles (excluding any Cash and deferred Tax assets) applied consistently with the principles, practices, estimation techniques and assumptions applied in the preparation of the Financial Statements and the policies and procedures (if any) set forth on the Net Working Capital Schedule and, in the event of any conflict between such policies and procedures and the Agreed Accounting Principles, the policies and procedures set forth on Net Working Capital Schedule shall control.

“Current Liabilities” means the consolidated total current liabilities of the Company Group (including, for the avoidance of doubt, deferred revenue), as defined by and determined in accordance with the Agreed Accounting Principles applied consistently with the principles, practices, estimation techniques and assumptions applied in the preparation of the Financial Statements and the policies and procedures (if any) set forth on the Net Working Capital Schedule and, in the event of any conflict between such policies and procedures and the Agreed Accounting Principles, the policies and procedures set forth on Net Working Capital Schedule shall control; provided, that Current Liabilities shall exclude (a) liabilities underlying outstanding checks or funds in transit that are excluded from the calculation of Cash, (b) any Debt, (c) Transaction Expenses and (d) deferred Tax liabilities; provided, further, that any other amount payable from the Merger Consideration that would otherwise be considered a Current Liability (including the Option Consideration) shall not be included as a Current Liability (the purpose and intent of the foregoing to avoid double-counting). Any Tax liabilities included in the computation of Current Liabilities shall be calculated on a basis consistent with past practices of the Company Group in filing Tax Returns and paying Taxes and shall also include an estimate of Tax liabilities, if any, related to the operating results of the Company Group for the year ended December 31, 2021.

“Debt” means, without duplication, any liability of any member of the Company Group in respect of the following: (a) indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar instruments; (b) guarantees of the obligations described in the foregoing clause (a) above of any other Person; (c) all accrued interest on the foregoing; (d) all obligations under leases required to be capitalized in accordance with GAAP (for the sake of clarity, it being understood that ASC 842 shall be disregarded for purposes of this definition); (e) all obligations for deferred purchase price or deferred rent for property, equity interests, assets or rights, or earn-out or similar contingent payment obligations (whether or not currently payable and to the fullest extent payable); (f) any indebtedness and liabilities and related costs or obligations under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements; and (g) letters of credit issued on behalf of such Person (excluding any undrawn letters of credit); provided, however, that, for purposes of clarity, notwithstanding anything to the contrary herein, “Debt” shall not include any (i) Transaction Expenses, (ii) Current Liabilities, (iii) deferred revenue, (iv) undrawn letters of credit, performance bonds, bankers acceptances, indemnities and similar obligations entered into in the ordinary course of business, (v) Tax liabilities, (vi) indebtedness owing from any member of the Company Group to any other member of the Company Group, or (vii) any items of the nature described above incurred by Buyer or its Affiliates prior to or following the Closing.

“Delaware Act” has the meaning set forth in the recitals to this Agreement.

“Delaware Courts” has the meaning set forth in Section 10.12(b).

“Dissenting Shares” has the meaning set forth in Section 2.11(a).

“Distribution Procedures” means, with respect to the applicable payment to be made hereunder, payment to the Company Stockholders and, with respect to the Company Optionholders, payment to the Company for distribution to Company Optionholders, in each case, in accordance with the amounts set forth on the Closing Statement (or any subsequent payment instruction executed by the Representative); provided the payments to the Company Optionholders shall be in accordance with the Company’s payroll practices and shall be subject to withholding in accordance with the terms hereof.

“Downward Net Working Capital Adjustment” means the amount, if any, by which the Estimated Net Working Capital or Actual Net Working Capital, as the case may be, is less (more negative) than the Target Net Working Capital.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement, in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means any applicable Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of hazardous materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, the European Union RoHS Directive and the Waste Electrical and Electronic Equipment Directive.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” means the account into which the Escrow Funds are deposited.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, entered into by and among Buyer, the Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit F, subject to any administrative changes as may be required by the Escrow Agent.

“Escrow Amount” means the sum of (a) the Adjustment Escrow Amount, (b) the Retention Escrow Amount, and (c) the Contingent Executive Merger Consideration Amount.

“Escrow Funds” means the funds maintained from time to time in the Escrow Account established pursuant to the Escrow Agreement, including any interest earned thereon (which funds initially shall be equal to the Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).

“Estimated Cash” has the meaning set forth in Section 2.8(a).

“Estimated Debt” has the meaning set forth in Section 2.8(a).

“Estimated Merger Consideration” means (a) the Base Merger Consideration, (b) plus (i) all Estimated Cash, (ii) the Upward Net Working Capital Adjustment (if any) and (iii) the aggregate exercise price of all Vested In-the-Money Options outstanding immediately prior to the Effective Time (to the extent cancelled), and (c) less (i) the Estimated Transaction Expenses, (ii) the Estimated Debt, and (iii) the Downward Net Working Capital Adjustment (if any).

“Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.8(a).

“FCPA” has the meaning set forth in Section 3.8(e).

“Final Merger Consideration” has the meaning set forth in Section 2.8(e).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud”, with respect to the Company, means actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in Article III with actual knowledge of breach when the related representations and warranties were made with the express intention that a party to this Agreement would rely thereon to its detriment.

“Fully-Diluted Capitalization” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time on an as converted basis and (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options outstanding as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence or which govern its internal corporate affairs, including its certificate of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.

“Governmental Authority” means any court, administrative agency, commission or other United States, federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission, in each case, to the extent the same has jurisdiction over the Person, assets or property in question.

“Government Official” means any officer, director or employee of any Governmental Authority. Without limiting the foregoing, “Government Official” includes any government officer, director or employee, any officer, director or employee of any government-controlled entity or public international organization, any officer, director or employee of a government-owned or -controlled (in whole or in part) business, corporation, organization or entity, any Person acting in an official capacity for or on behalf of any Governmental Authority or any political party, party official or candidate for public office.

“Health Care Reform Laws” has the meaning set forth in Section 3.15(j).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“In-the-Money Company Options” means all vested Company Options that are outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Residual Per Share Merger Consideration.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction worldwide (a) issued patents and patent applications (including provisional and non-provisional, continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, and extensions thereof), inventions, whether patentable or not, and whether reduced to practice or not, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing, and moral rights (“Copyrights”); (c) mask works; (d) trademarks, service marks, brands, certification marks, logos, Internet domain names, URLs, associated web addresses, websites and web pages, social media accounts and handles and content and data thereon or relating thereto, logos, trade names and trade dress, corporate names and other source indicators, and symbolized by, and all common law marks, registrations, applications for registration, and renewals of, any of the foregoing and all goodwill related thereto, (“Trademarks”); (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential information and proprietary information and all rights therein (“Trade Secrets”); (f) Software; and (g) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Knowledge of the Company”, “to the Company’s Knowledge” or other similar phrases means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Joseph Westlake, Terry Danner, Helen Deer, and Daniel Polfer, after due inquiry.

“Law” or “Laws” means any applicable statute, law, ordinance, regulation, rule, writ, decree, code or rule of law of any Governmental Authority.

“Legal Proceeding” has the meaning set forth in Section 10.12(b).

“Legislation” has the meaning set forth in Section 3.8(e).

“Letter of Transmittal” has the meaning set forth in Section 2.9(b).

“Licensed Intellectual Property” means all Intellectual Property licensed by any Person to the Company Group, or that the Company Group otherwise holds any rights or interests granted by other Persons.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, easement, encroachment or other similar encumbrance.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means (a) the Base Merger Consideration, (b) plus (i) all Estimated Cash, (ii) the Upward Net Working Capital Adjustment (if any) and (iii) the aggregate exercise price of all Vested In-the-Money Options outstanding immediately prior to the Effective Time (to the extent cancelled), and (c) less (i) the Estimated Transaction Expenses, (ii) the Estimated Debt, and (iii) the Downward Net Working Capital Adjustment (if any) (in each case, without duplication).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(b).

“MMM” has the meaning set forth in Section 10.14.

“Net Working Capital” means (a) Current Assets, minus (b) Current Liabilities, all as more particularly described and set forth in the Net Working Capital Schedule.

“Net Working Capital Certificate” means a certificate delivered by an officer of the Company, certifying the Estimated Net Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Debt as set forth on the Closing Statement, and the amount, if any, by which (a) Estimated Net Working Capital exceeds the Target Net Working Capital or (b) the Estimated Net Working Capital is less than the Target Net Working Capital.

“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached as Annex A hereto, which calculation on Annex A is based for illustrative purposes on Net Working Capital as of February 28, 2022.

“Objection Notice” has the meaning set forth in Section 2.8(c).

“OFAC” has the meaning set forth in Section 3.8(c).

“Open Source Software” means all Software and other materials that are distributed as “open source software” or under a similar licensing or distribution model, including to any license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Option Consideration” means, for each In-the-Money Company Option, the amount of cash by which (a) the Residual Per Share Merger Consideration exceeds (b) the exercise price of such In-the-Money Company Option.

“Option Plan” means the SightPlan Holdings, Inc. 2014 Incentive Stock Plan, as amended.

“Order” means any judicial or administrative interpretations, judicial or administrative orders, consent decrees, judgments and any agreement with any Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(e).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent Agreement” has the meaning set forth in Section 2.9(a).

“Payoff Amounts” has the meaning set forth in Section 6.12.

“Payoff Letters” has the meaning set forth in Section 6.12.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company Group’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means: (a) Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings (which have been disclosed in the Company Disclosure Schedule); (b) mechanics’ Liens, workmans’ Liens and similar Liens for labor, materials, or supplies provided with respect to such real property incurred in the ordinary course of business for amounts that are (i) not delinquent and that would not, in the aggregate, have a Company Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property; (d) liens for any financing secured by real property; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of real property in the operation of the business of the Company Group, taken as a whole; and (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, a business association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Plan” has the meaning set forth in Section 3.15(a).

“Post-Transaction Employee” has the meaning set forth in Section 6.5(a).

“Preferred Dividends” means, (a) with respect to the Series A Preferred Stock, any accrued but unpaid Series A Preferred Dividend (as defined in the Restated Certificate), if any with respect to such shares as of immediately prior to the Effective Time, and (b) with respect to the Company Preferred Stock, any declared but unpaid dividends, if any, with respect to such shares as of immediately prior to the Effective Time (subject, in each case, to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization of the applicable shares of Company Preferred Stock after the date hereof but prior to the Effective Time).

“Preferred Merger Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Pro Rata Portion” means, with respect to each Company Securityholder, the applicable percentage set forth opposite the name of such Company Securityholder under the column titled “Pro Rata Portion” on the Closing Statement, which percentage shall equal a fraction, (a) the numerator of which is the portion of the Estimated Merger Consideration payable to such Company Securityholder pursuant to the terms of this Agreement and (b) the denominator of which is the Estimated Merger Consideration less the aggregate exercise price of all Vested In-the-Money Options outstanding immediately prior to the Effective Time (it being understood that the “Pro Rata Portion” of each Company Securityholder, when taken together with the “Pro Rata Portion” of each of the other Company Securityholders shall equal one hundred percent (100%)).

“Products” means any proprietary products and solutions offered for sale or otherwise distributed by or on behalf of the Company Group to any Person.

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued to Buyer in connection with the execution of this Agreement.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Reference Date” means the date that is three (3) years prior to the date of this Agreement.

“Related Person” means, with respect to any Person, any director, senior officer or trustee of such Person or other person or entity that controls or otherwise holds a direct interest in such Person; provided, that as to any Person that is publicly held, the term shall only include such controlling Persons whose holdings are required to be, and are, publicly reported.

“Released Claims” has the meaning set forth in Section 6.10.

“Repaid Debt” has the meaning set forth in Section 6.12.

“Representative” shall have the meaning set forth in the preamble to this Agreement.

“Representative Amount” means Fifty Thousand Dollars ($50,000).

“Residual Per Share Merger Consideration” means the quotient (calculated to five decimal places) obtained by dividing (a) the Residual Total Merger Consideration by (b) the sum of the Fully-Diluted Capitalization.

“Residual Total Merger Consideration” means the amount equal to (a) the Merger Consideration minus (b) the sum of the Series A Total Liquidation Preference and Series B Total Liquidation Preference, in each case, to the extent such liquidation preference is payable pursuant to Section 2.5.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on October 2, 2020, as amended from time to time.

“Retention Escrow Amount” means an amount equal to Three Million Three Hundred and Eight Thousand Five Hundred and Ninety-Seven Dollars ($3,308,597).

“Sanctioned Country” has the meaning set forth in Section 3.8(c).

“Sanctioned Persons” has the meaning set forth in Section 3.8(c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Series A Merger Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Series A Per Share Liquidation Preference” means $0.9552, plus the amount of any Preferred Dividends.

“Series A Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company designated as “Series A Preferred Stock.”

“Series A Shares Outstanding” means the number of shares of Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Series A Total Liquidation Preference” means an amount equal to the product of (a) the Series A Per Share Liquidation Preference multiplied by (b) Series A Shares Outstanding.

“Series B Merger Consideration” has the meaning set forth in Section 2.5(a)(i).

“Series B Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company designated as “Series B Preferred Stock.”

“Series B Per Share Liquidation Preference” means Zero Dollars ($0).

“Series B Shares Outstanding” means the number of shares of Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Series B Total Liquidation Preference” means an amount equal to the product of (a) the Series B Per Share Liquidation Preference multiplied by (b) Series B Shares Outstanding.

“SightPlan India” means SightPlan India Pvt. Ltd., a private limited company organized under the Laws of India.

“SightPlan India Financial Statements” has the meaning set forth in Section 3.5(a).

“SightPlan U.S. Financial Statements” has the meaning set forth in Section 3.5(a).

“Software” means (a) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature, (including all object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces, (b) all electronic databases and data collections, and (c) all documentation, including user manuals, technical manuals, training manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing.

“Specified Time” has the meaning set forth in Section 6.3.

“Stockholder Written Consent” shall mean the action by written consent executed by the Company Stockholders, in substantially the form attached hereto as Exhibit B, constituting the Company Stockholder Approval.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Support Agreement Parties” means (a) each holder of Company Preferred Stock, (b) each holder of Company Common Stock holding (together with such holder’s Affiliates) shares of Company Common Stock and/or Company Preferred Stock representing at least two percent (2%) of the issued and outstanding shares of Company Capital Stock as of the date hereof, and (c) to the extent not included in the preceding clauses (a) or (b), each of Joseph Westlake, Terry Danner, Helen Deer and Daniel Polfer.

“Support and Restrictive Covenants Agreements” means those certain Support and Restrictive Covenants Agreements, entered into by and between Buyer and each of the Support Agreement Parties in connection with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit A.

“Supporting Documentation” has the meaning set forth in Section 2.8(b).

“Surplus” has the meaning set forth in Section 2.8(f)(i)

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means negative Three Hundred Twenty-Nine Thousand Twenty-Four Dollars (i.e. ($329,024)).

“Tax” means (a) any and all United States, federal, state, local or municipal, foreign or other taxes, including license, registration, payroll, employment, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment or other withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, abandoned property, forfeitures, escheat, alternative or add-on minimum or estimated taxes (and any and all United States, federal, state, local or municipal, foreign or other fees, duties and other assessments in the nature of a tax) imposed by any Tax Authority, including any related interest, fines or penalties, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity or transferor or otherwise by operation of Law.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case required to be filed with any Tax Authority in connection with the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the closing certificates delivered pursuant to this Agreement, the annexes to this Agreement, the Certificate of Merger, the Paying Agent Agreement, the Escrow Agreement and all other documents, agreements, certificates and other instruments contemplated by this Agreement.

“Transaction Expenses” means, without duplication, and to the extent not paid prior to the Effective Time, (a) all third party fees, costs and expenses relating to this Agreement and the Transactions that are incurred at or prior to the Effective Time and are payable by any member of the Company Group, the Representative or any Company Securityholder to any financial advisor, broker, or finder or to any attorney, accountant, consultant or other professional that rendered services to the Company Group or such other Person in connection with this Agreement and the Transactions; (b) all liabilities for any change of control or similar bonuses payable by the Company Group to any member of the Company Group’s officers, directors, employees, consultants or contractors solely as a result of the consummation of the Transactions; (c) the employer portion of any payroll or employment Taxes associated with the payments described in clause (b) of this definition and the In-the-Money Company Options; (d) fifty percent (50%) of the filing fee (if any) required under the HSR Act; (e) one hundred percent (100%) of the premiums payable by the Company in connection with the “tail” insurance policies pursuant to and in accordance with Section 6.7; (f) fifty percent (50%) of any fees and expenses of the Escrow Agent under the Escrow Agreement; and fifty percent (50%) of any fees and expenses of the Paying Agent under the Paying Agent Agreement;

provided, however, that notwithstanding anything to the contrary set forth herein, “Transaction Expenses” shall not include (i) any fees and costs relating to this Agreement and the Merger that are payable by any member of the Company Group for services following the Closing or by Buyer, Merger Sub or Buyer’s Affiliates in connection with the Transactions, including any financings obtained by Buyer, Merger Sub, Buyer’s Affiliates or the Company in connection herewith, (ii) any amount which is included in the calculation of Debt or Net Working Capital, or (iii) any premiums, underwriting fees or other amounts payable in connection with the R&W Insurance Policy (which amounts will be borne by Buyer).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.13.

“Transmittal Documents” has the meaning set forth in Section 2.9(b).

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“Upward Net Working Capital Adjustment” means the amount, if any, by which the Estimated Net Working Capital or Actual Net Working Capital, as the case may be, exceeds (is less negative) than the Target Net Working Capital.

“Vested In-the-Money Options” means all vested Company Options that are outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Common Merger Consideration, which, for the avoidance of doubt, shall include any Company Options with an exercise price per share of Company Common Stock that is less than the Common Merger Consideration that become vested Company Options by virtue of acceleration of vesting as of immediately prior to the Effective Time.

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“2020 U.S. Tax Acts” has the meaning set forth in Section 3.9(p).

“280G Approval” has the meaning set forth in Section 6.15.

ARTICLE 2

THE MERGER
2.1
The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Act, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and as a wholly-owned Subsidiary of Buyer. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
2.2
Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”), which shall be executed and filed in accordance with the relevant provisions of the Delaware Act (the time of such filing (or such later time as may be agreed in writing by the Company and Buyer prior to the Closing and specified in the Certificate of Merger) being the “Effective Time”). The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable on or after the execution and delivery of this Agreement by each of the Parties, but in any event, (a) no later than two (2) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (Conditions to Closing) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), or (b) at such other time, date and location as the Parties mutually agree in writing (the time and date on which the Closing occurs, the “Closing Date”). The Closing shall take place on the Closing Date remotely via the electronic exchange of documents and signatures.
2.3
Effect of the Merger.
(a)
General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation (subject to Section 10.14), and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
(b)
Officers and Directors.
(i)
At the Effective Time, the directors of the Merger Sub shall be appointed the initial directors of the Surviving Corporation immediately after the Effective Time, each to serve in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(ii)
At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be appointed the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
2.4
Certificate of Incorporation and Bylaws of Surviving Corporation.
(a)
Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as provided in Exhibit A attached to the Certificate of Merger.

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time until thereafter amended in accordance with the Delaware Act, the Certificate of Incorporation of the Surviving Corporation and such bylaws; provided, however, that any references in such bylaws to the name of Merger Sub shall be amended to refer to “SightPlan Holdings, Inc.”

2.5
Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)
Effect on Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, including this Section 2.5 and in accordance with the Restated Certificate, at the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders, each share of:

(i)
Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration in cash per share equal to the greater of (x) the Residual Per Share Merger Consideration, and (y) the Applicable Preference Amount as set forth on the Closing Statement under heading Series B Merger Consideration (the “Series B Merger Consideration”), which Series B Merger Consideration shall be calculated in accordance with the terms of the Restated Certificate;
(ii)
Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration in cash per share equal to (x) the Residual Per Share Merger Consideration, and (y) the Applicable Preference Amount as set forth on the Closing Statement under heading Series A Merger Consideration (the “Series A Merger Consideration,” and together with the Series B Merger Consideration, the “Preferred Merger Consideration”), which Series A Merger Consideration shall be calculated in accordance with the terms of the Restated Certificate; and
(iii)
Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration in cash equal to the Residual Per Share Merger Consideration as set forth in the Closing Statement under the heading Common Merger Consideration (the “Common Merger Consideration”), which Common Merger Consideration shall be calculated in accordance with the terms of the Restated Certificate.
(b)
The aggregate Common Merger Consideration and the Preferred Merger Consideration shall be payable without interest as set forth in this Article II to each Company Stockholder, upon delivery of a Letter of Transmittal; provided, that, at the Effective Time, each Company Stockholder’s Pro Rata Portion of the Escrow Amount and the Representative Amount with respect to such shares shall be deposited with the Escrow Agent and with the Representative (as applicable) and each Company Stockholder shall have a contingent right to receive such Person’s Pro Rata Portion of the Escrow Funds or the Representative Amount to the extent released from escrow for the benefit of the Company Securityholders or otherwise distributed to the Company Securityholders in accordance with the terms hereof. For purposes of calculating the amount of cash issuable to each Company Stockholder pursuant to this Section 2.5, all Company Capital Stock held by each Company Stockholder shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder shall be rounded (up or down) to the nearest whole cent.
(c)
Cancellation of Treasury and Buyer-Owned Shares. Notwithstanding the provisions of Section 2.5(a), each share of Company Capital Stock held by the Company or owned by Merger Sub, Buyer or any direct or indirect wholly-owned Subsidiary of the Company or Buyer immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without any additional consideration therefor.
(d)
Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each certificate evidencing shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation. Except with respect to any payments in the nature of compensation, Buyer shall consult with the Representative in good faith prior to withholding any amounts payable to a Company Securityholder hereunder.

2.6
Treatment of Company Options.
(a)
At the Effective Time, each Company Option, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and each Vested In-the-Money Option shall be converted into the right to receive the applicable Option Consideration; provided that each Company Optionholder’s Pro Rata Portion of the Escrow Amount and the Representative Amount with respect to such Company Option shall be withheld at the Effective Time and deposited with the Escrow Agent and with the Representative (as applicable) and each holder of a Vested In-the-Money Option shall have a contingent right to receive such Person’s Pro Rata Portion of the Escrow Funds or the Representative Amount to the extent released from escrow for the benefit of the Company Securityholders or otherwise distributed to the Company Securityholders in accordance with the terms hereof. For the avoidance of doubt, all Company Options that are not Vested In-The-Money Options (including any unvested portion of any Company Options that are outstanding immediately prior to the Effective Time and any Company Options that are outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is more than the Common Merger Consideration) shall be terminated and cancelled without the payment of any consideration.
(b)
The Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Company Board and/or a committee of the Company Board or providing all required notices and obtaining any required consents) to ensure that all outstanding Company Options are treated as provided for in this Section 2.6, and that no holder of any such Company Option have any rights thereafter with respect thereto except as expressly provided in this Section 2.6. In addition, the Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Company Board) to terminate any and all equity compensation plans and programs, including the Option Plan, effective as of the Effective Time to ensure that such Option Plan shall no longer have any force or effect as of such Effective Time and no Company Optionholder shall have any rights thereunder, including any rights to acquire any equity securities of the Company, other than as set forth herein or by applicable Law.
(c)
Payments under this Agreement which are delayed beyond the Closing are intended to satisfy the requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), applicable to transaction-based compensation that is payable on account of the consummation of a change in ownership or effective control of the Company and that otherwise satisfies the definition in Treasury Regulations Section 1.409A-3(i)(5)(i). The execution of this Agreement is not intended to cause the Company Options to be classified as nonqualified deferred compensation plans under Section 409A of the Code.
2.7
Payments at Closing.
(a)
At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a draft closing statement (the “Closing Statement”), which shall, in accordance with Section 2.8(a), set forth as of immediately prior to the Effective Time: (i) the names of all Company Securityholders; (ii) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares of Company Capital Stock; (iii) the number of shares vested and the exercise price per share in effect for each Company Option; (iv) the calculation of the Estimated Merger Consideration, the Residual Total Merger Consideration, the Series A Merger Consideration and the Series B Merger Consideration, the Common Merger Consideration, the Residual Per Share Merger Consideration, the Option Consideration (based, in each case, on the Estimated Merger Consideration); (v) the calculation of the Closing Payment; (vi) the calculation of the applicable payment to such Person in exchange for shares of Company Capital Stock and In-the-Money Company Options (as applicable) held by such Person (based, in each case, on the Estimated Merger Consideration); (vii) each Company Securityholder’s Pro Rata Portion and the interest in dollar terms of each Company

Securityholder’s Pro Rata Portion of the Escrow Amount and the Representative Amount, and any adjustment to the Merger Consideration pursuant to Section 2.8, and (viii) a schedule of the applicable payment(s) to each Person receiving payments pursuant to this Section 2.7(a).
(b)
At Closing:
(i)
the Company and Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware; and
(ii)
Buyer shall:
(A)
deliver to the Escrow Account, by wire transfer of immediately available funds, an aggregate amount equal to the Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;
(B)
deliver to the account designated by the Representative (as set forth in the Closing Statement), by wire transfer of immediately available funds, an aggregate amount equal to the Representative Amount;
(C)
on behalf of the Company, pay to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of all Transaction Expenses and Payoff Amounts;
(D)
deliver to the Paying Agent, for distribution to Company Stockholders, in accordance with Section 2.7(a), the aggregate Estimated Merger Consideration, with each Company Stockholder receiving by wire transfer of immediately available funds the amount of cash set forth in the Closing Statement (which amount shall represent each such Company Stockholder’s, as applicable, Preferred Merger Consideration and Common Merger Consideration, as applicable, payable in accordance with Section 2.5(a), less each Company Securityholder’s Pro Rata Portion of the Escrow Amount and Representative Amount with respect such shares of Company Capital Stock to be withheld at the Effective Time and deposited with the Escrow Agent and the Representative (as applicable) in accordance with the terms hereof);
(E)
deliver to the Company, for distribution by the Company in accordance with its normal payroll practices and the Distribution Procedure, the aggregate Option Consideration for payment to the holders of In-the-Money Company Options, less the aggregate Company Optionholders’ Pro Rata Portion of the Escrow Amount and Representative Amount with respect such Company Options to be withheld at the Effective Time and deposited with the Escrow Agent and the Representative (as applicable) in accordance with the terms hereof; and
(F)
deliver to the Company Stockholders the aggregate Common Merger Consideration and Preferred Merger Consideration, with each Company Stockholder receiving by wire transfer of immediately available funds the amount of cash set forth in the Closing Statement (which amount shall represent each such Company Stockholder’s aggregate Common Stock Consideration and Preferred Stock Consideration payable in accordance with Section 2.5(a), less each Company Stockholder’s Pro Rata Portion of the Escrow Amount and Representative Amount with respect such Company Capital Stock to be withheld at the Effective Time and deposited with the Escrow Agent and the Representative (as applicable)) in accordance with the terms hereof.
(c)
The Escrow Amount and the Representative Amount shall be withheld at the Closing from the Merger Consideration payable to the Company Stockholders in respect of Company Capital Stock in accordance with Section 2.5(a), and the Company Optionholders in respect of Vested In-the-Money Options in accordance with Section 2.6, in each case, in accordance with their respective Pro Rata Portions with respect to such Company Capital Stock, Company Options, as applicable. Without any further act of any Company Securityholders and without actual receipt of the Escrow Amount or Representative Amount, each Company Securityholder will be deemed to have received the full Merger Consideration payable in respect of his, her or its Equity Interests in accordance with Sections 2.5(a) and 2.6 and to have deposited with the Escrow Agent or the Representative (as applicable) an amount equal to such Company Securityholder’s Pro Rata Portion of the Escrow Amount and Representative Amount (as applicable). The Parties agree that, for income Tax purposes only, Buyer will be treated as the owner of any amounts in the Escrow Account, and that all interest on or other taxable income, if any, earned from the investment of such amounts shall be treated for income Tax purposes as earned by Buyer. The Parties further agree that (i) the rights of the Company Securityholders to the amounts held in the Escrow Account shall be treated for income Tax purposes as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code to the maximum extent permitted by Law, and (ii) if and to the extent any portion of the amounts held in the Escrow Account is actually distributed to the Company Securityholders, interest may be imputed on such amounts, as required by Section 483 or 1274 of the Code, as applicable.
2.8
Merger Consideration Adjustment. The Merger Consideration shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:
(a)
At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a draft of the Net Working Capital Certificate containing the Company’s good faith estimate of (i) Net Working Capital as of immediately prior to the Effective Time and without giving effect to the Merger, calculated in accordance with the Agreed Accounting Principles and the Net Working Capital Schedule (provided, that in the event of differences between the Agreed Accounting Principles and the Net Working Capital Schedule, the Net Working Capital Schedule shall govern) (the “Estimated Net Working Capital”), (ii) Cash as of immediately prior to the Effective Time and without giving effect to the Merger (“Estimated Cash”), (iii) Debt of the Company Group as of immediately prior to the Effective Time and without giving effect to the Merger (“Estimated Debt”), (iv) Transaction Expenses as of immediately prior to the Effective Time (“Estimated Transaction Expenses”) and (v) the Estimated Merger Consideration based thereon.
(b)
Not later than 5:00 p.m. (Eastern Time) on the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative a certificate (the “Buyer Certificate”) providing (i) an unaudited consolidated balance sheet of the Company Group as of immediately prior to the Effective Time and without giving effect to the Merger (the “Closing Balance Sheet”), (ii) Buyer’s calculations of (A) Net Working Capital as of immediately prior to the Effective Time and without giving effect to the Merger, calculated based on the Closing Balance Sheet and in accordance with the Agreed Accounting Principles and the Net Working Capital Schedule (provided, that in the event of differences between the Agreed Accounting Principles and the Net Working Capital Schedule, the Net Working Capital Schedule shall govern) (“Actual Net Working Capital”), and the amount of the Upward Net Working Capital Adjustment or the Downward Net Working Capital Adjustment, as applicable, (B) Cash as of immediately prior to the Effective Time and without giving effect to the Merger (“Actual Cash”), (C) Debt as of immediately prior to the Effective Time and without giving effect to the Merger (“Actual Debt”), (D) Transaction Expenses as of immediately prior to the Effective Time (“Actual Transaction Expenses”) and (E) the Merger Consideration based thereon, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses (the “Actual Merger Consideration”), and (iii) the amount, if any, by which the Actual Merger Consideration is less than or greater than the calculation of Estimated Merger Consideration at the Closing. The Buyer Certificate shall include reasonable detail of the calculations of, and a description and reasons for variations from (including supporting documentation), Estimated Net Working Capital, Estimated Cash, Estimated Debt, Estimated

Transaction Expenses, and the Merger Consideration. Additionally, during the forty-five (45) day period following delivery of the Buyer Certificate, Buyer shall promptly provide to the Representative (and its representatives and advisors) reasonable access to Buyer’s and the Company Group’s books and records (including financial records and supporting documents) and access to employees of Buyer and the Company Group, in each case, used to prepare, or otherwise relevant to the calculation of, Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and the Actual Merger Consideration as the Representative may reasonably request for the purposes of verifying the Buyer Certificate and the calculations set forth therein (the “Supporting Documentation”). If Buyer fails to timely deliver the Buyer Certificate in accordance with this Section 2.7(b), the Representative shall notify Buyer of the expiration of the ninety (90) day period, after which Buyer shall have an additional ten (10) days from the delivery of such notice to provide the Buyer Certificate. If Buyer fails to timely deliver the Buyer Certificate in such ten (10) day period, all calculations set forth in the Net Working Capital Certificate shall be deemed final and no further adjustments as set forth in Section 2.8(c) through (f) shall be made; provided, however, that the Representative will have all of its rights under this Section 2.8 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions set forth in Sections 2.8(c) and 2.8(d).
(c)
On or prior to 5:00 p.m. (Eastern Time) on the day that is forty-five (45) days following Buyer’s delivery of the Buyer Certificate, the Representative may give Buyer written notice stating in reasonable detail of the Representative’s objections (an “Objection Notice”) to Buyer’s determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses and calculation of the Actual Merger Consideration. If the Representative does not give Buyer an Objection Notice within such forty-five (45) day period, then the Closing Balance Sheet and calculations of the Actual Merger Consideration, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses as determined by Buyer in the Buyer Certificate will be conclusive and binding upon Buyer, the Representative and the Company Securityholders, and will constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and the Actual Merger Consideration for purposes of this Section 2.8.
(d)
Following Buyer’s receipt of an Objection Notice (if any), the Representative and Buyer shall attempt to negotiate to resolve such dispute for a period of thirty (30) days. In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period (as may be mutually extended by the Representative and Buyer), the Representative and Buyer agree to engage a nationally recognized firm of independent certified public accountants selected by mutual agreement of Buyer and the Representative (the “Accounting Firm”), and shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and the Actual Merger Consideration, in accordance with the terms of this Agreement, within the thirty (30) day period immediately following such engagement. Buyer and the Representative each shall provide the Accounting Firm with its respective determinations of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Actual Merger Consideration, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision. The determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Actual Merger Consideration by the Accounting Firm shall be final and binding on Buyer, the Representative and the Company Securityholders. The Accounting Firm shall address only those items disputed in accordance with this Section 2.8 and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for any such item assigned by Buyer, on the one hand, or the Representative, on the other hand. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Representative (on behalf of the Company Securityholders) so that the

Representative (on behalf of the Company Securityholders) shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm’s fees and expenses payable hereunder by the Representative shall be paid solely from the Escrow Funds.
(e)
Following the final determination of the Actual Merger Consideration, the Merger Consideration shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses with, respectively, Actual Net Working Capital (for purposes of calculating the Upward Net Working Capital Adjustment or the Downward Net Working Capital Adjustment, as the case may be), Actual Cash, Actual Debt and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.8 (the “Final Merger Consideration”).
(f)
Upon the final determination of the Final Merger Consideration:
(i)
If the Final Merger Consideration is greater than or equal to the Merger Consideration calculated at Closing (if greater, such amount, the “Surplus”), then, within three (3) Business Days from the date on which the Final Merger Consideration is determined in accordance with the terms hereof, (x) Buyer shall pay (or caused the Paying Agent to pay) an amount equal to the Surplus to the Company Securityholders (in accordance with their respective Pro Rata Portions) and pursuant to the Distribution Procedures and (y) Buyer and the Representative shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Escrow Account and pay (or cause the Paying Agent to pay) the remaining Adjustment Escrow Amount to the Company Securityholders in accordance with the Pro Rata Portions and the Distribution Procedures.
(ii)
If the Final Merger Consideration is less than the Merger Consideration calculated at Closing (such amount, a “Deficit”), then Buyer and the Representative shall execute and deliver a joint written instruction to the Escrow Agent within three (3) Business Days following the date on which the Final Merger Consideration is determined pursuant to this Section 2.8 directing the Escrow Agent to release from the Escrow Account and pay to (x) Buyer an amount (expressed as a positive number) equal to such Deficit (to the extent there are Escrow Funds, it being understood and agreed that the Escrow Funds in an amount not to exceed the Adjustment Escrow Amount shall be the sole source of recovery for any Deficit) and (y) the Company Securityholders in accordance with their respective Pro Rata Portions the balance (if any) of the Adjustment Escrow Amount in accordance with the Distribution Procedures.
(g)
All payments under this Section 2.8 shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the Merger Consideration. No Party shall take any position on any Tax Return, or before any Tax Authority, that is inconsistent with such treatment unless otherwise required by applicable Law.
2.9
Payment Procedures and Mechanics.
(a)
Paying Agent. Citibank, N.A. shall serve as the paying agent (the “Paying Agent”) for the Transactions. At or prior to the Closing, Buyer, the Company and the Paying Agent shall enter into a Paying Agent Agreement, in substantially the form attached hereto as Exhibit D (the “Paying Agent Agreement”).

(b)
Letter of Transmittal. Prior to the Effective Time, the Paying Agent shall send a letter of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”) to the Company Stockholders. The Letter of Transmittal shall direct each Company Stockholder to deliver to the Paying Agent: (i) all certificates representing the Company Capital Stock (each a “Certificate”), duly endorsed in blank or accompanied by duly executed stock powers, or in the case of a lost, stolen or destroyed Certificate, a duly executed affidavit of lost certificate in the form attached to the Letter of Transmittal (an “Affidavit”), (ii) such Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein and (iii) any other documents or materials as may be required by the Paying Agent for purposes of payment under the Letter of Transmittal (collectively, the “Transmittal Documents”). The Paying Agent shall deliver to each such Company Stockholder who so delivers duly completed and executed Transmittal Documents the consideration payable as of the Closing to such Company Stockholder in accordance with the Closing Statement (without interest), promptly upon receipt of the Transmittal Documents from such Company Stockholder. Outstanding stock certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the consideration payable in respect of such shares of Company Capital Stock in accordance with Section 2.5(a).
(c)
Payments with Respect to Unsurrendered Company Capital Stock; No Liability. Neither Buyer nor the Surviving Corporation shall be liable to any Company Securityholder for any consideration delivered in respect of any share of Company Capital Stock or Company Options to a public official pursuant to any applicable abandoned property, escheat or other similar Law.
(d)
Withholding. Each of Buyer, the Company, the Surviving Corporation, the Escrow Agent, the Representative and the Company Securityholders shall be entitled to withhold from the amounts otherwise payable pursuant to this Agreement and the Escrow Agreement to any payee (unless the payor has received from such payee an exemption from such withholding Tax in respect of each such payment to payor’s reasonable satisfaction) such Taxes as the payor is required to withhold with respect to the making of any such payment under any applicable Law (in which case payor shall pay all such withheld Taxes to the appropriate Tax Authority promptly following the withholding of such amounts). To the extent that Taxes are so withheld and timely paid to the proper Tax Authority pursuant to applicable Law, such withheld Taxes shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such withholding was made. Except with respect to any payments in the nature of compensation, Buyer shall consult with the Representative in good faith prior to withholding any amounts payable to a Company Securityholder hereunder.
(e)
Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any dividend thereon with a record date during such period, the consideration payable in respect of such shares shall be appropriately adjusted to reflect such change.
2.10
Representative Amount. The Representative Amount shall be held and used by the Representative to satisfy potential future obligations of the Representative and/or the Company Securityholders to the Representative. The Representative Amount shall be retained in whole or in party by the Representative until the Representative reasonably determines that the Representative Amount is no longer required to be withheld. The Representative is not providing any investment supervision, recommendations or advice and shall have not responsibility or liability for any loss of principal of the Representative Amount other than as a result of his, her or its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Amount, and has no tax reporting or income distribution obligations hereunder. If the Representative shall reasonably determine to release all or any portion of the Representative Amount to the

Company Securityholders, it shall pay to the Paying Agent such amounts for further distribution to the Company Securityholders in accordance with their respective Pro Rata Portions and the Distribution Procedures.
2.11
Dissenting Shares.
(a)
Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing (or who shall have not otherwise contractually waived their rights to appraisal) and who shall have properly demanded appraisal for such shares in accordance with the Delaware Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration. Such Company Stockholders instead shall be entitled to receive payment from the Company of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of the Delaware Act.
(b)
Notwithstanding the provisions of Section 2.11(a), if any holder of Dissenting Shares shall effectively withdraw, waive or otherwise lose (through failure to perfect or otherwise) its, his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock or Company Preferred Stock, as applicable, to which such Company Stockholder would otherwise be entitled as set forth herein, without interest thereon, upon surrender of the Company Stock Certificate representing such shares (or a lost certificate affidavit).
(c)
The Company shall give the Representative and Buyer prompt written notice of any demand for appraisal received by the Company pursuant to the Delaware Act.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP

The Company represents and warrants to Buyer as of the date hereof, except as set forth herein or in the disclosure schedule, dated as of the date hereof, and delivered by the Company to Buyer contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”).

3.1
Organization and Qualification; Subsidiaries.
(a)
Each member of the Company Group is (i) a legal entity duly incorporated, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.
(b)
Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company has no Subsidiaries. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, other than the Company’s direct or indirect ownership of Equity Interests of its Subsidiaries, neither the Company nor any member of the Company Group owns or controls, directly or indirectly, Equity Interests in any Person, other than for cash management purposes.

3.2
Authorization of Agreement.
(a)
The Company has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Company Stockholder Approval and the Company Approvals and the filing and recordation of the Certificate of Merger, to perform its obligations hereunder and to consummate the Transactions. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held or by written consent in lieu of a meeting, unanimously (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the Delaware Act, and (iii) directed that this Agreement be submitted to the Company Stockholders for their adoption and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement. Subject to the foregoing, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and, except as contemplated by this Agreement (including the Company Stockholder Approval), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other Parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes) (such exceptions, the “Enforceability Exceptions”).
(b)
The affirmative vote or consent of Company Stockholders (i) holding at least a majority of the outstanding shares of Company Capital Stock voting together as a single class (with the Company Preferred Stock counted on an as converted to Company Common Stock basis), and (ii) holding at least a majority of the outstanding shares of Series B Preferred Stock voting separately as a single class, are the only votes of the holders of any class or series of shares of Company Capital Stock necessary to approve and adopt this Agreement and approve the Merger (such affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with any written consent of Company Stockholders, shall herein be referred to as the “Company Stockholder Approval”).
3.3
Capitalization.
(a)
Section 3.3(a) of the Company Disclosure Schedule sets forth the classes and amounts of its authorized Company Capital Stock, the amount of each class and series of the issued or outstanding Company Capital Stock, and the record and beneficial owners of the issued and outstanding Company Capital Stock, in each case, as of the date hereof. As of the date hereof, except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no shares of Company Capital Stock issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued and are fully paid and nonassessable, and none of the issued and outstanding shares of Company Capital Stock are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company or its properties or assets are bound.
(b)
Section 3.3(b) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company, where applicable, the classes and amounts of its authorized ownership interests, the amount of its issued or outstanding Equity Interests, and the record and beneficial owners of its issued and outstanding equity interests. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no Equity Interests of any Subsidiary of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding equity interests of the Company’s Subsidiaries have been duly authorized and validly issued in accordance with applicable Law and are fully paid and non-assessable.
(c)
Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any member of the Company Group to issue, sell or otherwise cause to become outstanding any equity interest in such member of the Company Group. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to any member of the Company Group. As of the date of this Agreement, the Company has reserved 2,732,383 shares of Company Common Stock for issuance under the Option Plan, of which 1,229,112 shares have been issued and are currently outstanding, 1,394,307 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Option Plan, and 108,964 shares of Company Common Stock remain available for future issuance pursuant to the Option Plan. The Company has made available to Buyer accurate and complete copies of the Option Plan, the standard forms of stock option and other award agreements evidencing outstanding equity granted thereunder, and each award agreement that does not conform to the standard forms of award agreement. The terms of the Option Plan permit the treatment of the Company Options as provided in this Agreement without the consent or approval of the Company Optionholders. All Company Options and any equity interests issued under the Option Plan have been issued in accordance with the Option Plan and in compliance with all applicable Laws.
(d)
Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, no member of the Company Group has, directly or indirectly, sought, pursued, applied for, obtained, received, accepted or otherwise availed itself of any loan, grant, funding or other similar benefit, relief or assistance under (i) any COVID-19 Law, (ii) any government program established or expanded thereunder, related thereto or funded thereby or (iii) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (x) the SBA’s Economic Injury Disaster Loan program, (y) the Paycheck Protection Program and (z) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility) or pursuant to any other applicable COVID-19 Law.
3.4
Non-contravention. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other Transactions, will (a) violate any Laws to which any member of the Company Group is subject (including the (Indian) Companies Act, 2013, the (Indian) Foreign Exchange Management Act, 1999 and the regulations and rules framed thereunder), (b) assuming the Company Stockholder Approval is obtained, violate any provision of the Governing Documents of any member of the Company Group, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of any member of the Company Group under, any Material Contract, except for, in each case, compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws. Except for the filing of the Certificate of Merger under the Delaware Act, the pre-merger notification requirements of the HSR Act and any applicable filing under any Competition Laws, no member of the Company Group is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Company to consummate the Transactions.
3.5
Financial Statements; Internal Accounting Controls.
(a)
Section 3.5(a) of the Company Disclosure Schedule sets forth copies of: (i) the audited balance sheet of the Company Group (excluding SightPlan India) as of December 31, 2019 prepared in accordance with the Agreed Accounting Principles, and the unaudited balance sheets of the Company Group (excluding SightPlan India) as of December 31, 2020 and as of December 31, 2021, and in each case, and the related statements of income and cash flows of the Company Group for the applicable fiscal year then ended (the “Annual Financial Statements”) prepared in accordance with the Agreed Accounting Principles; and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) of the Company Group (excluding SightPlan India) as of February 28, 2022 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Company Group (excluding SightPlan India) for the two-month period then ended (collectively, the “Interim Financial Statements” prepared in accordance with the Agreed Accounting Principles and, collectively with the Annual Financial Statements, the “SightPlan U.S. Financial Statements”) prepared in accordance with the Agreed Accounting Principles; and (iii) with respect to SightPlan India, (A) the audited balance sheets of SightPlan India as of March 31, 2019, 2020 and 2021, and the audited statements of profit and loss, cash flow statements, supplemental schedules and (with respect to fiscal year 2021 only) financial statement notes for the fiscal years then ended, and (B) the unaudited balance sheet of SightPlan India as of February 28, 2022, and the unaudited statement of profit and loss for the 11-month period then ended (the “SightPlan India Financial Statements” and, collectively with the SightPlan U.S. Financial Statements, the “Financial Statements”).
(b)
The Financial Statements: (i) fairly present, in all material respects, the financial position of the Company Group and the consolidated results of operations and cash flows of the Company Group as of the respective dates thereof and for the periods covered thereby; and (ii) except as set forth in Section 3.5(b) of the Company Disclosure Schedule, were prepared in accordance with the Agreed Accounting Principles, applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnote disclosures and other presentation items and, in the case of the Interim Financial Statements, to normal year-end adjustments. Since December 31, 2021, except as required by applicable Law or the Agreed Accounting Principles, there has been no material change in any accounting principle, procedure or practice followed by the Company Group or in the method of applying any such principle, procedure or practice.
(c)
The Company Group has established and maintains, adheres to and enforces a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), in accordance with the Agreed Accounting Principles, including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company Group, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Agreed Accounting Principles, and that receipts and expenditures of each member of the Company Group are being made only in accordance with appropriate authorizations of the officers and directors of such member of the Company Group, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. No member of the Company Group has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls used by the Company Group, (y) any fraud, whether or not material, that involves management or other employees of a member of the Company Group who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group, or (z) any claim or allegation regarding any of the foregoing.

3.6
No Undisclosed Liabilities. Except as set forth on Section 3.6 of the Company Disclosure Schedule, no member of the Company Group has any liabilities, except for liabilities (a) reflected or reserved against in the Financial Statements, (b) incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount, (c) to perform in accordance with their terms, any Contract to which any member of the Company Group is a party (other than liabilities arising from any material breach of any such Contract), (d) in respect of Transaction Expenses or Debt or incurred in connection with the Transactions or the other Transaction Documents and (e) disclosed or referred to in the Company Disclosure Schedule.
3.7
Subsequent Events; No Company Material Adverse Effect.
(a)
Except (x) as contemplated by this Agreement or the other Transaction Documents or (y) as set forth in Section 3.7 of the Company Disclosure Schedule, since December 31, 2021, there has not been:
(i)
any amendment to the Governing Documents of any member of the Company Group;
(ii)
material change in any method of accounting or accounting practice of the Company, except as required by the Agreed Accounting Principles or applicable Law or disclosed in the notes to the Financial Statements;
(iii)
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(iv)
recapitalization, reclassification, distribution, equity split or like change in the Equity Interests of any member of the Company Group;
(v)
Liens (other than Permitted Liens) imposed on a material portion of the Company Group’s properties or assets;
(vi)
sale, assignment, lease, license or transfer of a material portion of the Company Group’s tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;
(vii)
sale, assignment, lease, license or transfer of any material patents, trademarks, trade names, trade secrets or copyrights of the Company Group (or any other material Company Intellectual Property) by any member of the Company Group, except in the ordinary course of business;
(viii)
other than in the ordinary course of business, entering into or amending of any Material Contract by any member of the Company Group;
(ix)
any loan to any officer or employee of any member of the Company Group by any member of the Company Group (other than for travel expenses and other reimbursements incurred in the ordinary course of business);
(x)
declaration, setting aside or payment of any dividend or other redemption or distribution with respect to the shares of the Company;

(xi)
issuance, sale, pledge, transfer, grant or other disposition of shares or options, warrants or rights to acquire shares of a member of the Company Group;
(xii)
loss, destruction or damage in excess of One Hundred Thousand Dollars ($100,000) to any asset of a member of the Company Group, whether or not insured;
(xiii)
incurrence, guarantee, acceleration or prepayment of any Debt or the refunding of any such Debt, or assumption, guarantee or endorsement of any other liability of any other Person;
(xiv)
increase in the base compensation of, or any other change in employment terms for, any directors, officers or employees of a member of the Company Group outside the ordinary course of business in a manner consistent with past practice;
(xv)
adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any directors, officers, or employees of a member of the Company Group;
(xvi)
discharge, release or waiver of any claim or right with a value in excess of One Hundred Thousand Dollars ($100,000);
(xvii)
loan or extension of credit to any director, officer or employee of a member of the Company Group, except for advances for reimbursable travel and other business expenses made in the ordinary course of business consistent with past practice;
(xviii)
acceleration, termination, amendment, modification, cancellation, breach or violation of any Contract (or series of related Contracts) involving more than One Hundred Thousand Dollars ($100,000) to which a member of the Company Group is a party or by which it is bound, and no Person has notified a member of the Company Group that it intends to take any such action or of an actual or anticipated breach or violation;
(xix)
material write-down or write-up of the value of any asset of a member of the Company Group, or write-off of any accounts receivable or notes receivable or any portion thereof or any acceleration or delay of the collection of accounts receivable, deferral of the payment of accounts payable or other alteration or amendment to any working capital procedures or practices;
(xx)
settlement or compromise of any pending or threatened litigation matter or similar proceeding, or the commencement of any litigation matter or similar proceeding relating to, involving or against a member of the Company Group;
(xxi)
entry into any transaction or agreement with any Affiliate of a member of the Company Group;
(xxii)
making of, or agreement to make, any capital expenditure or commitment exceeding One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or
(xxiii)
any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
(b)
Since December 31, 2021 through and as of the date hereof, there has been no Company Material Adverse Effect.

3.8
Legal Compliance.
(a)
No member of the Company Group has been in violation of any Laws or Orders that were or are applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, and no proceeding is pending or, to the Company’s Knowledge, threatened alleging any such violation. To the Company’s Knowledge, no event has occurred or circumstance exists that would constitute or result in a violation by a member of the Company Group of, or failure on the part of a member of the Company Group to comply with, or any material liability of a member of the Company Group in respect of any violation of or noncompliance with, any such Laws or Orders.
(b)
Each member of the Company Group has all Permits necessary for the conduct of its business as presently conducted (except where such entity’s failure to have a particular Permit would not reasonably be expected to have a Company Material Adverse Effect), and (i) each of the Permits is in full force and effect, (ii) each member of the Company Group is in material compliance with the terms, provisions and conditions of the applicable Permits, (iii) there are no outstanding material violations, notices of noncompliance, Orders or proceedings adversely affecting any of the Permits, and (iv) no condition (including the execution of this Agreement and the consummation of the Transactions) exists and, to the Company’s Knowledge, no event has occurred which would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein. Section 3.8(b) sets forth a list of all the Permits, and the Company has furnished to Buyer true and complete copies of all of the Permits.
(c)
No member of the Company Group, nor any Related Person of the Company Group, is (i) a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a Person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”), or (iii) any Person owned or controlled by any Person or Persons specified in (i) or (ii) above or otherwise the target of Sanctions (together “Sanctioned Persons”). Each member of the Company Group, and each Related Person, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a member of the Company Group, or any Related Person, being designated as a Sanctioned Person. The Company Group has implemented and maintains in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company Group and its respective directors, officers, employees and agents with Sanctions applicable to such Persons. No member of the Company Group nor, to the Company’s Knowledge, any Related Person is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country or in any manner that would result in the violation of Sanctions by any Person, including Buyer or Merger Sub.
(d)
(i) Each member of the Company Group is in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to such member of the Company Group (collectively, “AML Laws”), including the USA PATRIOT Act, (Indian) Prevention of Corruption Act of 1988 and (Indian) Prevention of Money Laundering Act of 2002, and (ii) no proceeding involving a member of the Company Group, with respect to AML Laws, is currently pending or, to the Knowledge of the Company, threatened which in each case would be reasonably expected to result in a material violation of this representation. No member of the Company Group is required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal Law or regulation, nor is any member of the Company Group required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable Law of any other jurisdiction.

(e)
No member of the Company Group nor, to the Company’s Knowledge, any of their respective representatives, nor any other business entity or enterprise with which a member of the Company Group is or has been engaged, affiliated or associated, has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, and will not make, offer, promise or authorize, or cause to be made, offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including money, property or services, whether or not in contravention of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any similar other applicable Law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Legislation”), (i) as a kickback, gratuity, or bribe to any Person, including any Government Official or Close Family Member of a Government Official, (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company Group, or (iii) corruptly to any Government Official or Close Family Member of a Government Official, or any Person knowing that such payment, contribution, gift or favor will ultimately be given, offered or promised to a Government Official or Close Family Member of a Government Official. No member of the Company Group nor, to the Company’s Knowledge, any of their respective representatives (A) is under investigation for any potential violation of the Legislation, or (B) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Legislation, (C) is aware of or has any reason to believe that there has been any violation or potential violation of the Legislation by any member of the Company Group, any representative of a member of the Company Group, or any other business entity or enterprise with which a member of the Company Group is or has been engaged, affiliated or associated, or (D) has committed any act that would constitute a violation of the Legislation irrespective of whether the Legislation applies as a jurisdictional matter. No member of the Company Group, nor any of their respective officers, directors, employees, or other representatives, nor any direct, indirect, or beneficial owners of the foregoing, is or has been a Government Official or Close Family Member of a Government Official.
3.9
Tax Matters. Except as set forth on Section 3.9 of the Company Disclosure Schedule:
(a)
Each member of the Company Group has timely filed all Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are true, correct and complete in all material respects, and all Taxes due and payable by such member (whether or not shown on any such Tax Return) have been timely paid by such member of the Company Group.
(b)
The unpaid Taxes of the Company Group (i) did not, as of the Balance Sheet Date, exceed the amount accrued for current Taxes (for avoidance of doubt, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed the amount accrued for current Taxes (for avoidance of doubt, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any material liability for Taxes, except in the ordinary course of business consistent with past practices.
(c)
No member of the Company Group has (i) requested or agreed to any extension of time for filing any Tax Return that has not been filed, or (ii) waived any statute of limitations with respect to any Taxes or requested or consented to extend the period in which any Tax may be assessed or collected by any Tax authority and no such request to waive or extend is outstanding.
(d)
No written claim has been made by a Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to Taxes assessed by such jurisdiction.

(e)
Each member of the Company Group has complied in all material respects with all Laws relating to the payment, reporting, withholding and collecting of Taxes and has, within the time and manner prescribed by Law: (i) withheld all Taxes required to be withheld, including sums withheld for Taxes due in respect of all payments to employees, officers, directors, and any other Persons, and (ii) timely remitted all Taxes withheld and collected to the appropriate Tax Authority in accordance with Law (or, in circumstances where such Taxes have not yet become due and payable, set aside such Taxes in segregated accounts to be paid to the proper Tax Authority).
(f)
In accordance with applicable Law, each member of the Company Group has properly collected and remitted sales, use, value added and similar taxes with respect to sales or leases made or services provided to its customers. Each member of the Company Group has properly requested, received and retained pursuant to applicable Law all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes.
(g)
No member of the Company Group has any liability for the Taxes of another Person (other than any member of the Company Group) as a transferee or successor, by operation of Law or pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed by Section 355(a) of the Code within the two (2) year period ending on the Closing Date.
(h)
No member of the Company Group is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes, including any customary Tax allocation, sharing or indemnification provisions in credit agreements, loans, leases and similar agreements entered into in the ordinary course of business).
(i)
No member of the Company Group (i) is subject to any claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Tax Authority that remain unpaid or otherwise unresolved and (ii) is the subject of any ongoing Tax audits or examinations by any Tax Authority.
(j)
Except for Permitted Liens, there are no Tax liens upon any property or assets of the Company Group.
(k)
No member of the Company Group has taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any corresponding or similar Law). The Company has never (i) “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code or (ii) entered into or engaged in any other transaction requiring disclosure under any corresponding or similar Law.
(l)
No member of the Company Group will be required to include any item of income in its taxable income (in a cumulative amount in excess of any net operating loss carryforwards from taxable periods ending on or before the Closing Date) for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed with a Tax Authority prior to the Closing, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of Law).
(m)
No member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in any country other than the United States.
(n)
The Company Group has delivered or made available to Buyer correct and complete copies of all income, franchise, and other material Tax Returns filed since January 1, 2018 and all audit reports and statements of deficiencies assessed against or agreed to by it with respect to such Tax Returns. No power of attorney is currently in effect with respect to any Taxes or Tax Returns of any member of the Company Group.
(o)
No member of the Company Group is subject to any private letter ruling (or ruling request) of the Internal Revenue Service or comparable ruling of any other Tax Authority.
(p)
No member of the Company Group has: (i) deferred payment of the employer or employee portion of any Tax pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116–136) (the “CARES Act”) or any other provision of the CARES Act, the U.S. Families First Coronavirus Response Act (Pub. L. 116-127), any U.S. executive order relating to the deferral of U.S. federal payroll Taxes, or any U.S. Treasury Regulations or other official guidance promulgated with respect to the foregoing (collectively with the CARES Act, the “2020 U.S. Tax Acts”), or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under any provision of the 2020 U.S. Tax Acts.
(q)
Notwithstanding the foregoing, no member of the Company Group makes any representation or warranty regarding the amount, use or availability of any net operating loss, net operating loss carryover, capital loss, capital loss carryover, the tax basis of any asset or any other tax attribute of the Company or any Subsidiary thereof.
3.10
Real Property.
(a)
No member of the Company Group owns (or has ever owned) any real property.
(b)
Section 3.10(b) of the Company Disclosure Schedule sets forth the landlord, tenant and address of any leased real property, a list of the leases in respect of such leased real property and the lease pursuant to which the Company Group leases such property (the “Real Property Leases”). The Company has furnished to Buyer true, correct and complete copies of all Real Property Leases. No Person other than the applicable member of the Company Group has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. Neither the whole nor any part of any leased real property is subject to any condemnation or eminent domain proceeding, or other taking by any public authority and, to the Company’s Knowledge, no such condemnation or other taking is threatened. Each property leased by the Company Group pursuant to the Real Property Leases is in satisfactory condition for the conduct and operation of the business of the applicable member of the Company Group as presently conducted.
(c)
Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, (i) each Real Property Lease is the valid and binding obligation of the applicable member of the Company Group, enforceable in accordance with its terms subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies (and the other Enforceability Exceptions); and (ii) neither the applicable member of the Company Group nor, to the Company’s Knowledge, any other party to such Real Property Lease is in material default under, or in material breach or violation of, such Real Property Lease.
3.11
Personal Property. Except as disposed of in the ordinary course of business or as set forth in Section 3.11 of the Company Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Interim Balance Sheet as owned or leased by the Company Group, free and clear of any Liens (other than Permitted Liens).
3.12
Intellectual Property; Privacy Laws; Company IT Systems.
(a)
Section 3.12(a) of the Company Disclosure Schedule sets forth a list within the Company Intellectual Property of all (i) registered and pending applications for Intellectual Property, including any Patents, Trademarks, Copyrights, internet domain names and social media accounts specifying as to each, as applicable, the title, the record owner and inventor(s) or author(s), the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date, and the current status; (ii) all material unregistered Trademarks; (iii) all proprietary Software created by or on behalf of the Company Group; and (iv) all Products. As of the Closing Date, the Company Group is the sole and exclusive legal and beneficial owner of all Company Intellectual Property, and licenses or otherwise possesses rights to use all Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens; provided, that the foregoing sentence shall not be interpreted or construed as representation or warranty relating to infringement, misappropriation, dilution or other violation of any third party Intellectual Property. Section 3.12(a)(v) of the Company Disclosure Schedule sets forth a list within the Licensed Intellectual Property of all Contracts relating to any Licensed Intellectual Property (excluding any Contracts for commercially available off-the-shelf Software licensed pursuant to shrink- wrap or click-wrap licenses), specifying the nature of the Intellectual Property licensed or granted, and whether such rights are exclusive or non-exclusive for the Company Group.
(b)
Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, (i) no member of the Company Group has since the Reference Date infringed, misappropriated or otherwise violated, nor is now infringing, misappropriating or otherwise violating, the Intellectual Property rights of any Person; (ii) there is no claim or action pending or, to the Company’s Knowledge, threatened against any member of the Company Group with respect to the actual or alleged infringement, misappropriation by such member of the Company Group of any Intellectual Property rights of any Person, or with respect to the manufacture, offer for sale, sale or other use of the Products by the Company Group or any customers of the Company Group; (iii) there is no claim or action (including any opposition, cancellation, revocation, review, or other proceeding), pending, or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, registrability, patentability, or ownership of any of Company Intellectual Property; and (iv) there is no claim or action pending or threatened by any member of the Company Group against any Person with respect to the alleged infringement, misappropriation or violation of the Company Intellectual Property. The Company Group is not aware of any factual basis for any the foregoing claims or actions set forth in (i)-(iv).
(c)
The Company Intellectual Property and Licensed Intellectual Property are all the Intellectual Property used in and necessary for the Business as of the date hereof, and each Company Group owns all right, title and interest in and to, or has valid, subsisting and enforceable licenses or other rights to use, all Intellectual Property used or held for use in or necessary to the conduct of Business as currently conducted, the foregoing not to be construed as representation of non-infringement. No member of the Company Group is subject to any outstanding or, to the Company’s Knowledge, prospective order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any of Company Intellectual Property or Licensed Intellectual Property, and each Company

Group is in material compliance with all contractual obligations relating to the Licensed Intellectual Property.
(d)
No present or former officer, director, employee, agent, contractor or consultant of any Company Group holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property, and no claims have been asserted, or to the Company’s Knowledge, threatened by the foregoing Persons alleging any ownership interest or other rights in the Company Intellectual Property. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company Group has entered into binding, valid and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company Group whereby such employee or independent contractor (i) acknowledges the Company Group’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company Group; (ii) grants to the Company Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) requires reasonable confidentiality obligations for any Trade Secrets or other Confidential Information of the Company Group to be kept confidential. The Company has provided Buyer with access to true and complete copies of all such agreements, no current or former employee, officer, agent, contractor or consultant is or was, as the case may be, in violation thereof, and no current or former employee, officer, agent, contractor or consultant of any Company Group has excluded works or inventions made prior to his, her or its employment or engagement with any Company Group from his, her or its assignment of inventions pursuant to such agreement. No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Company Intellectual Property.
(e)
Each member of the Company Group has since the Reference Date taken commercially reasonable steps to protect its rights in the material Trade Secrets of the Business as of the date hereof, excluding any information that such member of the Company Group, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret. No present or former officer, director, employee, agent, contractor or consultant of any Company Group has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of responsibilities to any Company Group.
(f)
Each member of the Company Group is in compliance in all material respects with its privacy policies and any applicable Laws relating to privacy, data protection, anti-spam, and personally identifiable information. Since the Reference Date, except as set forth in Section 3.12(f) of the Company Disclosure Schedule, the Company Group has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.
(g)
All of the Company IT Systems are in good working condition in all material respects and are sufficient for the operation of the Business as of the date hereof. Since the Reference Date, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. The Company Group has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of

Company IT Systems and the information stored therein, processed thereon or transmitted therefrom, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, and to protect the integrity and security of the Company IT Systems and the information stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties, and there has been no such misuse or unauthorized use, access, disclosure or modification.
(h)
As of the date hereof, the Company Group owns or otherwise has valid rights to all source code used by the Company Group in the development of the Software owned by the Company Group. Except with respect to employees and contractors with a need to have access, the Company Group has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code owned by the Company Group to any Person, and such source code is otherwise maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code. The Company Group maintains (i) machine readable copies of all Software within the Company Intellectual Property and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by any member of the Company Group, currently made available to the customers of any member of the Company Group or currently supported by any member of the Company Group.
(i)
Section 3.12(i) of the Company Disclosure Schedule sets forth a list a correct, current, and complete list of all Open Source Software that is used by the Company Group in any Product. No Product offerings of the Company Group are distributed with any material software that is licensed to a member of the Company Group pursuant to an Open Source Software license agreement in a manner that, in each case, requires the Company Group to disclose, license or make available any material, proprietary source code that embodies or constitutes material Company Intellectual Property, including for any material platform, applications, product or service offering of the Company Group or in a manner that requires any material platform, application, product or services offering or other Products of the Company to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge.
3.13
Contracts.
(a)
Except for this Agreement and the other Transaction Documents or as listed or described on Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, no member of the Company Group is party to any Contracts that are of a type or nature described below and under which it has any future payment or performance obligations (such Contracts listed on Section 3.13(a) of the Company Disclosure Schedule are referred to herein as the “Material Contracts”):
(i)
any Contract pursuant to which any member of the Company Group is contractually obligated to make aggregate payments in excess of One Hundred Thousand Dollars ($100,000) in 2022 or any fiscal year thereafter and Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate during the term thereof;
(ii)
any employment agreement that provides for annual base salary exceeding One Hundred Thousand Dollars ($100,000) per year and which cannot be terminated by any member of the Company Group without material severance or other material penalty and without notice of thirty (30) days or more;
(iii)
any collective bargaining agreement with any union;

(iv)
any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of One Hundred Thousand Dollars ($100,000);
(v)
any Contract relating to the borrowing of money, the guaranty of another Person’s borrowing of money or other similar obligation for or relating to lending or borrowing of money, including any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments, other than (A) advances or reimbursements to directors, managers, officers or employees for expenses in the ordinary course of business or (B) transactions with customers on credit entered into in the ordinary course of business;
(vi)
any Contract granting any Person a material Lien on all or any part of the material tangible assets or properties of any member of the Company Group, other than Liens which will be released at or prior to the Closing and Permitted Liens;
(vii)
any Contract under which any member of the Company Group has granted, conveyed or received an express license, covenant-not-to-sue, sublicense or other right to use to any Intellectual Property pursuant to which such member is obligated to pay or has the right to receive an annual royalty, license fee or similar payment in an amount in excess of One Hundred Thousand Dollars ($100,000), other than (A) Contracts with the customers of the Company Group or (B) licenses for software available through regular commercial distribution channels on standard terms and conditions and reseller agreements entered into in the ordinary course of business;
(viii)
any Contract involving the operation of any joint venture or partnership entity;
(ix)
any Contract granting any Person “most favored nation”, “most favored customers” or similar price or term protections or other rights obligating any member of the Company Group to change the conditions of such Contract based on better terms of conditions provided to other Persons;
(x)
any Contract containing a covenant of a member of the Company Group not to compete in any line of business or with any Person in any geographical area;
(xi)
any Contract with any Governmental Authority;
(xii)
any Contract that provides for the indemnification by a member of the Company Group of any Person or the assumption of any Tax, environmental or other liability of any Person; and
(xiii)
any Contract relating to the acquisition or disposition of the material assets of, or any material interest in, any Person or business enterprise.
(b)
The Company has made available to Buyer a true and complete copy of each written Material Contract (and a true and complete description of each oral Material Contract). Each Material Contract is a valid and binding obligation of the applicable member of the Company Group party to such Material Contract, enforceable against such member of the Company Group in accordance with its terms and conditions, subject to the Enforceability Exceptions, and is in full force and effect. Neither the applicable member of the Company Group nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or material default of any material term under such Material Contract, and to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default or material breach by such member of the Company Group of any material term under any Material Contract.

3.14
Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no, and since the Reference Date, there has not been any, Legal Proceeding pending or, to the Knowledge of the Company, threatened by or against any member of the Company Group or against any officer, director, shareholder, employee or agent of a member of the Company Group in their capacity as such or relating to their employment services or relationship with such member of the Company Group or any of its Affiliates, and no member of the Company Group is bound by any Order. No member of the Company Group has any Legal Proceeding pending against any Governmental Authority or other Person.
3.15
Employee Benefits.
(a)
Section 3.15(a) of the Company Disclosure Schedule accurately and completely lists each Employee Plan currently maintained, sponsored or contributed to by any member of the Company Group or under which any member of the Company Group or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have Liability contingent or otherwise (each, a “Plan”). Section 3.15(a) of the Company Disclosure Schedule separately identifies the plan sponsor of each Plan and each Plan that has a change in control provision. Each Plan is sponsored by the Company and no Plan is sponsored by an ERISA Affiliate. Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, the Surviving Corporation or any Affiliate (other than standard administrative expenses incurred for such amendment and/or termination).
(b)
Each Plan and related trust has been properly and legally established, maintained, funded and administered in accordance with the terms of such Plan and the requirements of applicable Law, including ERISA and the Code, in each case, in all material respects. Nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under ERISA or to any tax or penalty under the Code.
(c)
Each Plan (and related trust) that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Company’s knowledge, no event or omission has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan or trust.
(d)
Neither the Company nor any of its ERISA Affiliates have ever maintained, sponsored, contributed to, or, have been obligated to maintain, sponsor or contribute to, or had any liability with respect to (whether contingent or otherwise): (i) any “employee pension plan” (as defined in Section 3(2) of ERISA), any plan subject to Title IV of ERISA, or any plan subject to Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan,” as defined in Section 3(40) of ERISA, (iv) a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Plan is subject to the laws of any jurisdiction outside of the United States. Other than as required by applicable Law, no Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason. All Plans that are health and welfare plans provide benefits that are fully-insured through insurance contracts issued by insurance companies licensed to sell insurance and products in the applicable state.
(e)
The Company has made available to Buyer copies of the following, as applicable, with respect to the Plans: (i) where the Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, or employee handbooks; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Plan’s continued qualification; (vi) in the case of any Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests required to be performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Plan.
(f)
All benefits, contributions, and premium payments required to be made and/or provided (including all employer contributions and employee salary reduction contributions) have been made and/or provided under any of the Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).
(g)
No actions, claims (other than routine benefit claims) or lawsuits have been asserted or instituted against any Plan or related trust, sponsor, administrator or fiduciary. No Plan has within the six (6) years been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority and, to the Company’s Knowledge, there is no reasonable basis for any such action, examination or audit.
(h)
Each Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder and no payment to be made under any Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(i)
Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant to severance pay, any change in control or transaction bonus, or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(j)
The Company and each ERISA Affiliate is and, at all relevant times, has been in material compliance in all material respects with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder (collectively, the “Health Care Reform Laws”), including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code; and, none of the Company, any ERISA Affiliate or any Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject Buyer, the Surviving Corporation, any ERISA Affiliate or any Plan to incur) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws.
(k)
All Company Options have been duly authorized by the board of directors of the Company and, if required, approved by the stockholders. No Company Option has been retroactively granted, or the exercise price of such Company Option determined retroactively. No Company Option has an exercise price that is less than the fair market value of a share of the underlying stock as of the date of grant as determined in accordance with Section 409A of the Code, has any further deferral feature that would take such Company Option out of the “stock rights exception” to Section 409A of the Code, or has been granted with respect to any class of stock that is not “service recipient stock” within the meaning of Section 409A of the Code.
3.16
Environmental Matters. Since the Reference Date, each member of the Company Group has complied, in all material respects, with all applicable Environmental Laws. Since the Reference Date, (a) no member of the Company Group has received any written or, to the Company’s Knowledge, oral notice regarding any actual or alleged unresolved violation of Environmental Law, and (b) no member of the Company Group has any unresolved liability arising under Environmental Laws, in each case, relating to the Business as of the date hereof.
3.17
Labor and Employment Matters.
(a)
Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the Employees of the Company Group (including without limitation part-time Employees and temporary Employees), describing for each such Employee his/her name or employee identification number, job position or title, overtime exempt or non-exempt status for wage and hour purposes, base compensation rate (for overtime exempt employees, annual base salary rate; for overtime nonexempt employees, base hourly wage rate), Bonus Opportunities (as defined in Section 6.5(a)), the frequency of payment for such Bonus Opportunities (e.g., monthly, quarterly, semi-annually, annually), date of hire, primary location of employment (state and city), and the total amount of bonus, severance and other amounts to be paid at the Closing or otherwise in connection with the Transactions. Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors of the Company Group, showing for each independent contractor his/her or its corporate or personal name, initial date retained by the Company or the applicable Subsidiary to perform services, primary location from which services are performed (state and city), and base fee or compensation rate.
(b)
Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) no member of the Company Group is delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them prior to the date hereof or amounts required to be reimbursed to such Employees, (ii) each member of the Company Group has ensured that timekeeping records for all hours worked by Employees that are non-exempt, as defined by the Fair Labor Standards Act, are accurate and properly retained as required by applicable Laws, (iii) to the Knowledge of the Company, the Company is in compliance in all material respects with respect to the classification of any Persons under any wage and hour laws, including any classifications of independent contractors rather than employees, and no member of the Company Group has any liability with respect to such classifications, and (iv) each member of the Company Group is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work place safety and health, and terms and conditions of employment.

(c)
Since the Reference Date, (i) there have been no strikes, slowdowns, work stoppages, lockouts, or picketing, protected and/or concerted labor activities, including labor organization activities, or threats thereof, against or involving any member of the Company Group, (ii) no member of the Company Group has been a party to or bound by any collective bargaining agreement or other labor contract, and there has been no organizing activity or representation campaign, or, to the Knowledge of the Company, threats thereof, against or involving any member of the Company Group, (iii) there have been no unfair labor practice charges against any member of the Company Group before the National Labor Relations Board or other similar Governmental Authority, or, to the Company’s Knowledge, threats thereof, and (iv) no member of the Company Group has breached or otherwise failed to comply with the provisions of any collective bargaining agreement or labor contract, and there have been no grievances or arbitrations, or threats thereof, against the Company or any of its Subsidiaries under any such contract.
(d)
Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, since the Reference Date, (i) there have been no actions or proceedings pending, or, to the Company’s Knowledge, threats thereof, between any member of the Company Group (on the one hand) and any of the Company Group’s Employees or former Employees (on the other hand), and, to the Knowledge of the Company, there is no event or condition that would reasonably be expected to give rise to any such action or proceeding, (ii) there have been no charges of discrimination in employment or employment practices for any reason that have been asserted, or, to the Company’s Knowledge, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Authority, (iii) no member of the Company Group has been found in violation of any applicable Laws relating to Employees or other labor-related matters, (iv) no member of the Company Group has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to their current or former Employees or employment practices, and (v) no member of the Company Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the Department of Labor, or other similar Governmental Authority, or subject to fines, penalties, or assessments associated with such audits or investigations.
(e)
To the Company’s Knowledge, all of the Employees working within the United States are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. Since the Reference Date, neither the Company nor any of its Subsidiaries has been the subject of an immigration compliance or employment visit from, has been assessed any fine or penalty by, or has been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, or any other similar Governmental Authority.
3.18
Insurance Policies. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each insurance policy maintained as of the date hereof by the Company Group (collectively, the “Insurance Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. True and complete copies of the Insurance Policies have been made available to Buyer. No member of the Company Group has received any written notice of pending cancellation of, material premium increase with respect to, or material alteration of coverage under, any such Insurance Policy. Each Insurance Policy is fully paid or current with regard to payment schedules. All such Insurance Policies are in full force and effect, and no member of the Company Group has received any written or, to the Company’s Knowledge, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy. No member of the Company Group is in default under any provisions of the Insurance Policies, and there is no claim by a member of the Company Group or, to the Knowledge of the Company, any other Person pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Insurance Policies.

3.19
Affiliated Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedules or for employment and equity agreements and arrangements entered into with any member of the Company Group (complete copies of which have been made available to Buyer), no officer, director, manager or Affiliate of any member of the Company Group is a party to any Material Contract or material transaction entered into outside the ordinary course of business with any member of the Company Group. None of the Company Securityholders or any of their Affiliates owns or has any rights in or to any of the assets, properties or rights used by a member of the Company Group in the ordinary course of its business.
3.20
Material Customers and Material Suppliers.
(a)
Section 3.20(a) of the Company Disclosure Schedule sets forth the ten (10) largest customers (measured by dollar amounts invoiced by the Company Group) of the Company Group, taken as a whole, for the twelve-month period ending on the Balance Sheet Date (the “Material Customers”).
(b)
Section 3.20(b) of the Company Disclosure Schedules sets forth the five (5) largest suppliers, vendors or licensors (measured by dollar amounts paid by the Company Group) of the Company Group, taken as a whole, for the twelve-month period ending on the Balance Sheet Date (the “Material Suppliers”).
(c)
Except as set forth on Section 3.20(c) of the Company Disclosure Schedule, since December 31, 2021, no Material Customer or Material Supplier has (i) canceled, terminated or materially and adversely amended or modified its Contract with the Company Group or (ii) provided written or, to the Company’s Knowledge, oral notice to do the same to any member of the Company Group, other than cancellations, terminations or lapses upon natural expiration of such Contract in accordance with its terms. There are no currently pending, or to the Company’s Knowledge, threatened disputes between a member of the Company Group and any of its Material Customers or Material Suppliers that (x) would reasonably be expected to adversely affect the relationship between a member of the Company Group and any Material Customer or Material Supplier, or (y) would reasonably be expected to adversely affect a member of the Company Group.
3.21
Accounts Receivable. All notes and accounts receivable that are payable to or for the benefit of a member of the Company Group reflected on the Financial Statements and/or in the accounting records of the Company Group (collectively, the “Accounts Receivable”) represent (or as of the Closing Date will represent) valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. The reserves against the Accounts Receivable are adequate and calculated in accordance with the Agreed Accounting Principles. There is no contest, claim, defense or right of setoff with any account debtor of an Accounts Receivable relating to the validity of such Accounts Receivable. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no member of the Company Group advances premiums or other monies to customers or has any Contracts with customers pursuant to which such member of the Company Group is obligated to provide services to customers without charge to the customer or at a discount to the customer, whether as a result of the time period services are provided to the customer, as a result of the volume of products or services provided to the customer or otherwise. No member of the Company Group has offered any material rebates to any of its customers which will apply at any time after the Closing. No Person has any Lien on any Accounts Receivable.
3.22
Bank Accounts; Powers of Attorney. Section 3.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of (a) each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any member of the Company Group has an account or safe deposit box, including the names and titles of all Persons authorized to draw thereon or have access thereto, and (b) the name and title of each Person holding a power of attorney or agency authority from a member of the Company Group regarding such an account or safe deposit box.
3.23
Sufficiency of Assets. As of the date hereof, the assets of the Company Group are sufficient to enable the Company Group to conduct its business, in all material respects, as it is being conducted on the date hereof.
3.24
Books and Records. The books of account, minute books and other records of the Company Group, all of which have been made available to Buyer, are true and complete in all material respects. The books, records, and accounts of the Company Group accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of the Company Group. At the Closing, all such books and records will be in the possession of the Company Group.
3.25
Brokers’ Fees. Other than to Broker, no member of the Company Group has any liability to pay any fees, costs or commissions to any broker, finder or similar agent with respect to the Transactions.
3.26
No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE III, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, NEITHER ANY MEMBER OF THE COMPANY GROUP NOR ANY OTHER PERSON (ON BEHALF OF THE COMPANY GROUP) MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATING TO THE COMPANY GROUP OR ITS BUSINESS OR OPERATIONS (INCLUDING THE BUSINESS) IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND THE COMPANY, ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP, HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED RELATING TO THE COMPANY GROUP OR ITS BUSINESS OR OPERATIONS (INCLUDING THE BUSINESS).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING
BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant, jointly and severally, to the Company as of the date hereof and as of the Closing Date:

4.1
Organization and Qualification. Each of Buyer and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary.
4.2
Ownership and Interim Operations of Merger Sub. Merger Sub is a wholly-owned subsidiary of Buyer, and was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for liabilities incurred in connection with the Transactions and described herein, Merger Sub neither has nor will have incurred, directly or indirectly, through any Subsidiary or Affiliate, any liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Except for Buyer’s direct ownership of Equity Interests of Merger Sub, neither Buyer nor Merger Sub owns or controls, directly or indirectly, Equity Interests in any Person.
4.3
Authorization of Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and Merger Sub and each other Transaction Document to which it is a party, and the consummation by Buyer and Merger Sub of the Transactions have been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
4.4
Non-contravention.
(a)
Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the Merger or the other Transactions, will (i) violate any Laws to which Buyer or Merger Sub is subject, (ii) violate any provision of Buyer’s, or Merger Sub’s Governing Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Buyer or Merger Sub under, any Contract or other arrangement to which Buyer or Merger Sub is a party or by which any of them is bound or to which any of their assets is subject, except in each case of clause (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Buyer’s or Merger Sub’s performance under this Agreement, the other Transaction Documents or the consummation of the Transactions.
(b)
Except for the filing of the Certificate of Merger under the Delaware Act, the pre-merger notification requirements of the HSR Act and any applicable filings under Competition Laws (if and to the extent applicable), neither Buyer nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions.
4.5
Brokers’ Fees. Neither Buyer nor Merger Sub has any liability to pay, or to reimburse any other Persons for payments of, any fees or commissions to any broker, finder or agent with respect to the Transactions.
4.6
Litigation. There are no Legal Proceedings pending against, or threatened against, Buyer or Merger Sub that would adversely affect, materially impair or delay Buyer’s or Merger Sub’s performance under this Agreement, the other Transaction Documents or the consummation of the Transactions.
4.7
Sufficient Funds. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, sufficient unrestricted cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) necessary to (a) consummate the Transactions on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (b) to make all other necessary payments by it in connection with the Transactions, and (c) to pay all of its fees and expenses. The obligations of Buyer under this Agreement are not subject to any conditions regarding

Buyer’s, it’s respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.
4.8
Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, Buyer and Merger Sub (on behalf of themselves and their Affiliates) acknowledge and agree that no member of the Company Group nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, relating to the Company Group or its business or operations (including the Business) beyond those expressly given by the Company in Article III, as qualified by the Company Disclosure Schedule, and Buyer and its Affiliates are not relying on any other representations or warranties not expressly made by the Company in Article III.
ARTICLE 5

CONDUCT PRIOR TO THE CLOSING
5.1
Conduct of Business.
(a)
From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms and except as otherwise provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or otherwise consented to in writing by Buyer, the Company shall (and cause its Subsidiaries to) continue to conduct its business in the ordinary course.
(b)
From the date hereof until to the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as expressly permitted or required by this Agreement or as expressly set forth in Section 5.1 of the Company Disclosure Schedule or otherwise consented to by Buyer in writing, the Company shall not (and shall cause its Subsidiaries not to):
(i)
other than in the ordinary course of business, (A) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement, or (B) materially amend any Material Contract;
(ii)
split, combine or reclassify any Company Capital Stock, or issue any other securities in respect of, in lieu of or in substitution for any Company Capital Stock (other than in connection with the exercise of Company Options);
(iii)
issue, grant, deliver or sell, or purchase, redeem or otherwise acquire, any Equity Interests or any securities convertible into such equity securities or options to acquire any such convertible securities, other than (A) grants in accordance with Contracts to which any member of the Company Group is a party with any director, employee, advisor, or other Person as of the date of this Agreement or (B) in connection with the exercise of Company Options;
(iv)
amend or otherwise modify the Company’s Governing Documents;
(v)
acquire any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise);
(vi)
sell, lease, convey or otherwise dispose of any assets of any member of the Company Group that are material to the Company Group taken as a whole, other than the sale or license of products in the ordinary course of business;

(vii)
incur any additional Debt with a principal amount in excess of One Hundred Thousand Dollars ($100,000) (other than to the extent such Debt is drawn down from existing credit facilities or revolvers);
(viii)
grant any loans to others or purchase debt securities of others, in each case, with a principal amount in excess of One Hundred Thousand Dollars ($100,000);
(ix)
except as required by the Agreed Accounting Principles or in the ordinary course of business, revalue any of its material assets (whether tangible or intangible);
(x)
other than as required by Law, amend any Tax Return, change any material Tax election, adopt or change any material accounting method in respect of Taxes, execute any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) with a Tax Authority, surrender any right to claim a refund of Taxes, fail to pay any Tax that became due and payable (including any estimated Tax payments), request, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or settle any material Tax claim or assessment with any Tax Authority;
(xi)
make or commit to make any capital expenditures except as contemplated by its then current budget;
(xii)
settle or offer to settle any litigation or other similar proceedings, or claims made in contemplation of any potential future litigation or other similar proceedings;
(xiii)
except as required under the terms of any Plan disclosed on Section 3.15(a) of the Company Disclosure Schedule or applicable Law and except as otherwise contemplated by this Agreement, (A) (1) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation or benefits payable or to become payable by the Company Group to any current or former employee or other individual service provider of the Company Group or (2) increase or accelerate the vesting or payment of the compensation or benefits payable or available to any current or former employee or other service provider; (B) adopt, establish, amend or terminate any Employee Plan, or any agreement; plan, policy or arrangement that would constitute an Employee Plan if it were in existence on the date hereof, in each case, other than (1) the renewal of group health or welfare plans made in the ordinary course of business consistent with past practice and applicable Law that do not increase the costs to the Company Group under such plans, or (2) as required by applicable Law or the terms of an Employee Plan in effect on the date hereof; (C) terminate, promote or change the title of any employee or other service provider (retroactively or otherwise); or (D) hire or make an offer to hire any new employee, officer, director, consultant or other service provider;
(xiv)
except for trade payables incurred in the ordinary course of business consistent with past practice, create, incur, assume or otherwise become liable for any Debt for borrowed money for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any Debt, obligation or liability (contingent or otherwise) of any other Person;
(xv)
subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted) any of the assets of the Company Group; or
(xvi)
agree in writing to take any of the actions described in this Section 5.1(b).

(c)
Buyer and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer or Merger Sub, directly or indirectly, the right to control or direct the operations of any member of the Company Group prior to the Closing, and (ii) during the period prior to the Closing, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
5.2
Access and Information From the date hereof through the Closing Date or the earlier termination of this Agreement pursuant to its terms, the Company shall, and the Company shall cause each other member of the Company Group to, (a) afford to Buyer and Buyer’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Buyer Representatives”) reasonable access during normal business hours upon reasonable prior notice, to the officers, properties and books and records of each member of the Company Group (provided that all such access shall be coordinated in advance with the Company or its designated representatives) and (b) furnish to Buyer and the Buyer Representatives such information concerning the business, properties, Contracts, records and personnel (including financial, operating and other data and information) of the members of the Company Group as is prepared or compiled by such Company in the ordinary course of business and as may be reasonably requested from time to time by Buyer. Buyer shall treat all information obtained from the Company as “Confidential Information” (as such term is defined in the Confidentiality Agreement) and Buyer shall continue to honor, and cause the Buyer Representatives to honor, its obligations thereunder. Buyer shall, and shall cause the Buyer Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access of information provided pursuant to this Section 5.2.
ARTICLE 6

ADDITIONAL AGREEMENTS
6.1
Appropriate Actions; Consents; Filings.
(a)
The Company, Merger Sub, and Buyer will each cooperate with each other and use (and the Company will cause each of its Subsidiaries to use) commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement, applicable Law or otherwise to consummate and make effective the Transactions, (ii) to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) to make all necessary filings, make such notices, and make any other required submissions, with respect to this Agreement, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with Law (provided that the Company Approvals with third-Persons other than Governmental Authorities is set forth in Section 6.1(c) below).
(b)
Without limiting the foregoing Section 6.1(a), the Company and Buyer will make or cause to be made, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, all filings with and notices to Governmental Authorities that are necessary to obtain all authorizations, consents, expiration of waiting periods, orders and approvals for the execution and delivery of this Agreement and the consummation of the Transactions under applicable Competition Laws, including the HSR Act (the filing fees for which shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Company). The Company, Merger Sub and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, notice or submission that is necessary under applicable Competition Law. The Company and Buyer shall keep each other informed of the status of any communications with, and inquiries or requests for additional information from any Governmental Authorities and shall comply promptly with any such inquiry or request. The Company and Buyer will use their respective reasonable best efforts to obtain any clearance required under any applicable Competition Law for the Transactions, and to request early termination thereunder, to the extent available.
(c)
The Company and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are set forth in Section 6.1(c) of the Company Disclosure Schedule; provided, however, no member of the Company Group shall be obligated to pay any consideration therefor or incur any liability in connection therewith and provided that obtaining such consents shall not be a condition to Closing; and, provided, further, Buyer shall not, and shall cause its Affiliates not to, contact or otherwise communicate with any third party that has a customer, vendor or other business relationship with any member of the Company Group regarding this Agreement or the Transactions without the prior written consent of the Company.
(d)
The Company shall give notice to Buyer upon becoming aware of any event or condition that would reasonably be expected to cause the conditions set forth in Sections 7.1 and 7.2 not be satisfied.
(e)
Buyer shall give prompt notice to the Company upon becoming aware of any event or condition that would reasonably be expected to cause the conditions set forth in Sections 7.1 and 7.3 not be satisfied.
6.2
Confidentiality; Public Announcements.
(a)
The Company and Buyer each confirms that it has entered into the Confidentiality Agreement and that it is bound by, and will abide by, the provisions of the Confidentiality Agreement, the terms of which remain in full force and effect. If this Agreement is terminated, the Confidentiality Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.
(b)
Notwithstanding the foregoing, the Parties shall cooperate, in good faith, to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions, and no Party or their Affiliates shall issue or otherwise make any public announcement or public communication pertaining to this Agreement or the Transactions without the prior consent of Buyer and the Representative (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law or, in the case of Buyer, applicable listing requirements of the New York Stock Exchange.
6.3
Exclusivity. Except as set forth in this Section 6.3, from and after the date hereof through the earlier of (a) termination of this Agreement in accordance with the terms hereof and (b) the Effective Time (the “Specified Time”), the Company shall not, and shall instruct its officers, directors, controlling persons, equityholders, employees, representatives, agents, advisors and Affiliates (collectively, the “Company Representatives”) not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Buyer, Merger Sub and their respective Affiliates or representatives) concerning any Acquisition Proposal; or (ii) engage in discussions or negotiations with any party (other than Buyer, Merger Sub and their respective Affiliates or representatives) concerning any such inquiry, proposal or offer for an Acquisition Proposal. From and after the execution of this Agreement and until the Specified Time, the Company shall promptly (and in any event within forty-eight (48) hours) advise Buyer in writing of the receipt of any inquiry, proposal or offer for, and of any discussions, or negotiations by the Company or the Company Representatives resulting to, an Acquisition Proposal. Subject to the foregoing, the Company will keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. The Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.
6.4
Company Stockholder Approval.
(a)
Not later than one (1) Business Days after the execution of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval and deliver to Buyer a true, correct and complete copy of the Stockholder Written Consent evidencing the adoption of the Merger, this Agreement and the Transactions by the Company Stockholders constituting the Company Stockholder Approval.
(b)
As soon as practicable (and in any event within three (3) Business Days) following the execution and delivery of this Agreement, the Company shall take all action reasonably necessary in accordance with this Agreement, the Delaware Act and the Company Charter Documents to (i) solicit a Stockholder Written Consent from each Company Stockholder who did not execute such consent in accordance with Section 6.4(a), and (ii) deliver to any such Company Stockholder who did not execute the Stockholder Written Consent pursuant to Section 6.4(a) a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders, which notice shall constitute the notice to Company Stockholders required by the Delaware Act that appraisal rights may be available to such Company Stockholders in accordance with the Delaware Act.
6.5
Employee Matters.
(a)
Through March 31, 2023, Buyer shall provide, or shall cause one of its Affiliates (including any member of the Company Group) to provide, each employee who is employed by any member of the Company Group as of immediately prior to the Closing who continues employment with Buyer or any of its Affiliates (including any member of the Company Group) following the Closing (each, a “Post-Transaction Employee”) with a base salary or wage level, and with target bonus, commission, or other incentive bonus opportunities (other than equity based incentives) (the “Bonus Opportunities”) at least equal to the salary or wage level and Bonus Opportunities disclosed in Section 6.5(a) of the Company Disclosure Schedule, so long as such employee, on an ongoing basis, fulfills the requirements and eligibility for such salary or wage level and Bonus Opportunities.
(b)
Through March 31, 2023, Buyer shall provide, or shall cause one of its Affiliates (including any member of the Company Group) to provide, to the Post-Transaction Employees employee benefits that, in the aggregate, are at least as favorable to the Post-Transaction Employees and their dependents as the benefits provided to such employees and their dependents as of immediately prior to the Closing. Buyer shall cause the Post-Transaction Employees to receive credit for the purposes of eligibility to participate and vesting under any plan or other program maintained by any member of the Company Group as of immediately prior to the Closing for service accrued or deemed accrued as of immediately prior to the Closing with the Company Group; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Additionally, Buyer shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer or one of its Affiliates (including any member of the Company Group) existing or to be adopted, and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Post-Transaction Employees in the calendar year in which the Closing occurs.
(c)
Nothing in this Agreement shall confer upon any Post-Transaction Employee any right to continue in the employ or service of Buyer, the Surviving Corporation or any of their Affiliates, or shall interfere with or restrict in any way the rights of Buyer, the Surviving Corporation or their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Post-Transaction Employee at any time for any reason whatsoever, with or without cause, subject to the terms of any applicable Contract. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.5 shall: (i) be deemed or construed to be an amendment or other modification of any Plan, or (ii) create any third party rights in any current or former employee, director or other service provider of the Company, Buyer or any Affiliate (or any beneficiaries or dependents thereof).
6.6
R&W Insurance Policy. Prior to the Closing, Buyer shall obtain and bind, at Buyer’s sole cost and expense, the R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to provide that the insurer with respect to such R&W Insurance Policy waives and releases, and will not be entitled to, any recourse or other rights of recovery (whether by subrogation, assignment of rights or otherwise) against the Company Securityholders and any of their respective direct or indirect equityholders, members, partners, directors, officers, employees, agents and representatives (each, a “Company Related Party”), other than against such Company Related Party in the event such Company Related Party committed Fraud. From and after the date hereof, Buyer shall not (and shall cause its Affiliates not to) amend, modify, terminate, or waive any waiver or release of recourse or other rights of recovery against any Company Related Party set forth in the R&W Insurance Policy, without the prior written consent of the Representative. Buyer shall bear all of the fees, costs and expenses associated with negotiating and obtaining the R&W Insurance Policy, including the premium, broker fees, underwriting fees, due diligence fees, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and fees.
6.7
Indemnification of Director and Officers; Tail Insurance Policies. From and after the Closing, Buyer shall provide, or cause each member of the Company Group to provide, with respect to each present or former director, officer or employee (however designated) of any member of the Company Group (each, a “Company Indemnified Party”), indemnification rights (including any rights to advancement of expenses and exculpation) to the maximum extent permitted under applicable Law, the applicable Governing Documents of each member of the Company Group, any Contract between the Company Group and any such Company Indemnified Party, or otherwise. Following the Effective Time, the Company Charter Documents and the other Governing Documents of the other members of the Company Group shall contain provisions providing mandatory indemnification rights (including any rights to advancement of expenses and exculpation) to the fullest extent permitted by applicable Law, which provisions shall not be amended, repealed or otherwise in any manner that would affect adversely the rights of such Persons thereunder, unless such modification is required by applicable Law. At or prior to the Closing, the Company shall purchase, and pay the premium in full for (which shall be treated as a Transaction Expense): (x) a directors’ and officers’ liability insurance policy providing “tail” coverage (which policy may be a continuation or extension of the Company’s existing directors’ and officers’ liability insurance policy) for the Company Indemnified Parties with coverage at least as favorable to the Company’s and its Subsidiaries’ directors, officers and employees (however designated) as the Company’s current policy and that will cover a period of at least six (6) years following the Closing Date; (y) a three (3)-year “tail” insurance policy with respect to the Company’s professional liability policy (PHSD1622093); and (z) a three (3)-year “tail” insurance policy with respect to the Company’s cyber insurance policy (PHSD1643307). In the event Buyer, the Surviving Corporation, any member of the Company Group or any of their successors or assigns (a) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties or assets to any Person, then, in either event, proper provision shall be made such that the successors and assigns of Buyer, any member of the Company Group or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7. The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers, directors and employees of the Company and its Subsidiaries by Law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

6.8
Ratification of Prior Actions. As of (but contingent upon) the Closing, each Company Securityholder, on behalf of itself and its Affiliates and their respective predecessors, successors, heirs and assigns, hereby ratifies all prior actions of the current and former directors and officers of the Company Group, and fully releases and forever discharges each such director and officer and his or her respective predecessors, successors and assigns from any and all claims, suits, debts and demands whatsoever, whether known or unknown, foreseen or unforeseen, whether at law, in equity or otherwise, which such Company Securityholder or its Affiliates or their respective predecessors, successors or assigns ever had, or now or hereafter may have arising from or relating to such Person’s service as a director or officer and his or her acts and omissions as such director or officer (except for fraud or intentional violation of Law).
6.9
Representative.
(a)
For purposes of this Agreement and the Escrow Agreement, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger) to have consented and shall agree in connection with the execution and delivery of the Letter of Transmittal at the Closing to the appointment of Joseph Westlake as the representative of such Company Securityholder, as the attorney-in-fact for and on behalf of each such Company Securityholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to (i) execute this Agreement, the Escrow Agreement and other Transaction Documents, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Buyer of the Escrow Funds or the Representative Amount, or any portion thereof, in satisfaction payment obligations set forth in this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such claims, (iv) resolve any claims, (v) receive and forward notices and communications pursuant to this Agreement and the Escrow Agreement, and (vi) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and any other Transaction Documents. Joseph Westlake hereby accepts his appointment as the Representative. The Representative is authorized by each Company Securityholder by virtue of the adoption and approval of this Agreement and approval of the Merger to act on its behalf as required hereunder and under the Escrow Agreement. The Company Securityholders will be bound by all actions taken and documents executed by the Representative in accordance with the terms hereof, and Buyer and its Affiliates will be entitled to rely on any action or decision of the Representative. At any time, the Company Securityholders representing a majority of the Pro Rata Portion can appoint a new Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Representative to Buyer and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent.
(b)
The Parties acknowledge that the Representative’s obligations hereunder are solely as a representative of the Company Securityholder and that all payment obligations of the Company Securityholders are the obligations of the Company Securityholders (and not the Representative), and that the Representative shall have no responsibility for any expenses incurred by it in such capacity. Without limiting the foregoing, each Company Securityholder agrees to reimburse the Representative for such Company Securityholder’s Pro Rata Portion of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his, her or its duties hereunder; provided, that the Representative shall first utilize the Representative Amount (or, if applicable, Escrow Funds).
(c)
The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Representative’s fraud, gross negligence or willful misconduct. The Company Securityholders will indemnify, defend and hold harmless the Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Representative by the Company Securityholder, any such Representative Losses may be recovered by the Representative from the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Representative to be paid from the Escrow Funds, this does not relieve the Company Securityholder from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.
(d)
In the event that Joseph Westlake is no longer able to perform the duties of the Representative as set forth herein due to his death, incapacity or disability, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger) to have consented and shall agree in connection with the execution and delivery of the Letter of Transmittal at the Closing to the appointment of Terry Danner as the Representative, with the rights, obligations and responsibilities set forth herein.
6.10
Release. Effective as of the Closing, each Company Securityholder (each a “Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Buyer, Merger Sub, the Company (and the Surviving Corporation), and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (“Claims”), which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to and through the Closing (the “Released Claims”); provided, that Released Claims shall not include (a) Claims with respect to any right a Releasor may have in such Releasor’s capacity as an employee of the Company Group under any Plan or Contract disclosed in the Company Disclosure Schedule, (b) any right to indemnification provided for by any member of the Company Group’s organizational documents or any indemnification agreement in effect as of the date hereof, (c) any Claims that cannot be waived by law, including the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency, and (d) such Releasor’s express rights under this Agreement.
6.11
Certain Acknowledgments. Each of Buyer and Merger Sub acknowledges (on behalf of themselves and their Affiliates) that it has conducted to an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group in making its determination to proceed with the Transactions, and Buyer and Merger Sub have relied on (a) the results of their own independent investigation and (b) the representations and warranties of the Company expressly and specifically set forth in Article III, as qualified by the Company Disclosure Schedule. In connection with Buyer’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Buyer and Merger Sub has received or may receive from the Company and its Subsidiaries certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries. Each of Buyer and Merger Sub hereby acknowledges that none of the Company, its Subsidiaries, the Company Securityholders, nor any member, partner, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections and other forecasts (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts), and each of Buyer and Merger Sub is not relying on, such estimates, projections or forecasts (including the reasonableness of the assumptions underlying such estimates, projections or forecasts).
6.12
Repaid Debt. With respect to the Debt set forth on Section 6.12 of the Company Disclosure Schedule (the “Repaid Debt”), in the event the Company does not pay or cause to be paid in full the Debt amounts represented thereby prior to the Closing, then the Company shall obtain payoff letters from the applicable lender in respect of the Repaid Debt (the “Payoff Letters”), which Payoff Letters shall include: (a) the balance required to pay off all obligations arising in connection with such Repaid Debt in whole as of the Closing (including outstanding principal, any accrued and unpaid interest, any payoff or other fees and the per-diem interest amount (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor to the effect that upon payment of the applicable Payoff Amount, any Liens (other than Permitted Liens) arising from such Repaid Debt and relating to the assets or properties of the Company Group shall immediately be released; and (c) wiring instructions for the payment of the Payoff Amounts.
6.13
Transfer Taxes. Buyer shall pay all transfer, documentary, registration, sales, use and similar Taxes incurred in connection with the Transactions that are not based on net income, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”). Buyer (at its own expense) shall prepare and timely file all Tax Returns required to be filed in respect of any Transfer Taxes. The Representative shall cooperate in the preparation and filing of such Tax Returns and, if required by applicable Law, the Company Securityholder and/or the Representative will join in the execution of any such Tax Returns. Each Party shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other Parties in reasonably providing any information and documentation requested by the other Party that may be reasonably necessary to obtain such exemptions (excluding, for the avoidance of doubt, any Tax clearance or similar certificate).
6.14
Termination of Company Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “Company 401(k) Plan”). In furtherance of such termination, the Company shall provide to Buyer prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Buyer). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Buyer may reasonably request.
6.15
280G Waiver and Consent. Prior to the Closing Date, the Company shall use commercially reasonable efforts to (a) secure from each Person who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Plan or otherwise that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) a waiver, subject to the approval described in clause (b) below, of such Person’s rights to all of such parachute payments (the “Waived 280G Benefits”) and (b) solicit the approval of the Company Stockholders, to the extent and in the manner required under Code Section 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits. Any of the Waived 280G Benefits which fail to be approved by the Company Stockholders as contemplated in this Section 6.15 shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing provisions of this Section 6.15 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. Prior to distributing any materials to the Company Stockholders or any other Person in connection with its obligations under this Section 6.15, the Company shall provide copies of such materials to Buyer, including parachute payment calculations, for its reasonable review, comment and approval (and Buyer agrees to provide any such comments promptly after its receipt of such materials).
6.16
Release of Retention and Contingent Executive Merger Consideration Escrow Amounts.
(a)
On or prior to the third (3rd) Business Day following the first (1st) anniversary of the Closing Date, Buyer and the Representative shall deliver joint instructions to the Escrow Agent to release to (i) the Paying Agent or (ii) the Surviving Corporation, as applicable, the remaining portion of the Escrow Funds (in respect of the Retention Escrow Amount) for further distribution to the employees of the Company Group who are listed on Section 6.16(a) of the Company Disclosure Schedule and (A) are still employed by the Surviving Corporation or any of its Affiliates on the first (1st) anniversary of the Closing Date; or (B) are terminated without Cause (as defined in the applicable employee’s employment documentation) prior to the first (1st) anniversary of the Closing Date; provided, however, that the Representative may, in the event there is a dispute between the employee and the Surviving Corporation as to whether such employee was rightfully terminated for Cause, direct that the amount payable to such employee still be distributed to such employee. Any amounts that are not payable to such employee because they do not satisfy the requirements of this Section 6.16(a) or the requirements of their employment documentation shall instead be paid to the Company Securityholders in accordance with their respective Pro Rata Portions. For the avoidance of doubt, the amounts that are released from the Escrow Funds (in respect of the Retention Escrow Amount) for further distribution to the employees of the Company Group who are listed on Section 6.16(a) of the Company Disclosure Schedule shall exclude the employer’s portion of any payroll or employment or similar Taxes associated with any payment to the employees and any payment to the employees shall be subject to applicable Tax withholding requirements.
(b)
On or prior to the third (3rd) Business Day following the first (1st) anniversary of the Closing Date, Buyer and the Representative shall deliver joint instructions to the Escrow Agent to release to the Paying Agent, the remaining portion of the Escrow Funds (in respect of the Contingent Executive Merger Consideration Escrow Amount) for further distribution to the Company Securityholders who are listed on Section 6.16(b) of the Company Disclosure Schedule and (A) are still employed by the Surviving Corporation or any of its Affiliates on the first (1st) anniversary of the Closing Date; or (B) are terminated without Cause (as defined in the applicable employee’s employment documentation) prior to the first (1st) anniversary of the Closing Date. Any amounts that are not payable to such Company Securityholders because they do not satisfy the requirements of this Section 6.16(b) or the requirements of their employment documentation shall instead be paid to the Company Securityholders in accordance with their respective Pro Rata Portions.
(c)
The amounts payable to the Company Securityholders under Sections 6.16(a) and (b), whether payable to the Company Securityholders listed on Section 6.16(b) of the Company Disclosure Schedule pursuant to Section 6.16(b) or to the Company Securityholders in accordance with their respective Pro Rata Portions, are intended for federal Tax purposes to be treated as additional Merger Consideration payable with respect to the cancellation and extinguishment of Series B Preferred Stock, Series A Preferred Stock or Company Common Stock, as applicable, as contemplated under Section 2.5. The parties hereto agree for all Tax reporting purposes to report the amounts payable to such Company Securityholders under Sections 6.16(a) and (b), whether payable to the Company Securityholders listed on Section 6.16(b) of the Company Disclosure Schedule pursuant to Section 6.16(b) or to the Company Securityholders in accordance with their respective Pro Rata Portions, in accordance with such intended Tax treatment and to not take any position during the course of any audit or other proceeding inconsistent with such intended Tax treatment unless required by a “determination” within the meaning of Code Section 1313(a).
ARTICLE 7

CONDITIONS TO CLOSING
7.1
Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company (on behalf of the Representative and the Company Group), on the one hand, and Buyer (on behalf of itself and Merger Sub):
(a)
No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions.
(b)
Expiration or Termination of Competition Law Periods. All applicable waiting periods (and extensions thereof) under the HSR Act or any other Competition Laws set forth on Section 7.1(b) of the Company Disclosure Schedule shall have expired or otherwise been terminated.
7.2
Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Buyer:
(a)
Representations and Warranties. . Each of the representations and warranties of the Company contained in Article III (without giving effect to any Company Material Adverse Effect, material adverse effect or other materiality qualifier therein other than those set forth in Section 3.5(b) (Financial Statements) and Section 3.7(a) (No Company Material Adverse Effect)) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (other than those representations and warranties made as of a specific date or dates, which shall be true and correct as of such date or dates), except in each case where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)
Agreements and Covenants. The Company shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c)
No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect.
(d)
Officers’ Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer or another authorized officer, certifying compliance with each of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c).
(e)
Company Stockholder Approval. This Agreement shall have been duly and validly adopted in compliance with the Delaware Act and the Company Charter Documents, each as in effect on the date of such approval and adoption, pursuant to the Stockholder Written Consent constituting the Company Stockholder Approval.

(f)
No Proceedings. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any restraint in effect, that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other Transactions, or (ii) result in a Company Material Adverse Effect.
(g)
Company Approvals. The Company shall have delivered to Buyer evidence of the Company Approvals, in form and substance reasonably acceptable to Buyer.
(h)
Secretary’s Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (i) Restated Certificate, (ii) bylaws of the Company, (iii) board resolutions approving the Merger and adopting this Agreement and (iv) Stockholder Written Consent approving the Merger and adopting this Agreement.
(i)
Escrow Agreement. The Company shall have delivered to Buyer the Escrow Agreement, dated as of the Closing Date, duly executed by the Representative.
(j)
Support and Restrictive Covenants Agreements. The Company shall have delivered to Buyer the Support and Restrictive Covenants Agreements, executed by the Support Agreement Parties, which shall remain in full force and effect as of the Closing.
(k)
Net Working Capital Certificate. The Company shall have delivered to Buyer the Net Working Capital Certificate.
(l)
Closing Statement. The Company shall have delivered to Buyer the Closing Statement.
(m)
Payoff Letters. The Company shall have delivered to Buyer the Payoff Letters with respect to the Repaid Debt.
(n)
Resignation Letters. The Company shall have delivered a letter of resignation, effective as of the Closing, duly executed by each of the directors and officers of the Company Group set forth on Section 7.2(n) of the Company Disclosure Schedule.
(o)
FIRPTA Certificate. The Company shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) providing that the Company is not, and has not been on any determination date (as defined in Treasury Regulations Section 1.897-2(c)) during the five-year period ending on the Closing Date, a “United States real property holding company” (as defined in Section 897(c)(2) of the Code and the Treasury Regulations thereunder), together with a draft notice in accordance with Treasury Regulations Section 1.897-2(h)(2).
(p)
Paying Agent Agreement. The Company shall have delivered to Buyer the Paying Agent Agreement, dated as of the Closing Date and executed by the Company and the Representative.
7.3
Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company:
(a)
Representations and Warranties. Each representation and warranty of Buyer and Merger Sub set forth in this Agreement and any certificate or other document delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties qualified by materiality or material adverse effect) on and as of the date hereof and as of the Closing with the same force and effect as if made at and as of such date (other than those representations and warranties made as of such specific date or dates, which shall be true and correct as of such date or dates).
(b)
Agreements and Covenants. Each of Buyer and Merger Sub shall have performed or complied with all of its respective obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c)
Officers’ Certificate. Buyer shall have delivered to Representative a certificate, dated as of the Closing Date and executed by a duly authorized officer of Buyer, certifying compliance with the conditions set forth in Sections 7.3(a) and 7.3(b).
(d)
Secretary’s Certificate. Buyer shall have delivered to the Representative a certificate, dated as of the Closing Date and executed on behalf of Buyer by its Secretary, certifying Buyer’s (i) Governing Documents and (ii) board resolutions approving the Merger and adopting this Agreement.
(e)
Escrow Agreement. Buyer shall have delivered to the Representative the Escrow Agreement, dated as of the Closing Date and executed by Buyer and the Escrow Agent.
(f)
Paying Agent Agreement. Buyer shall have delivered to the Representative the Paying Agent Agreement, dated as of the Closing Date and executed by Buyer and the Paying Agent.
7.4
Frustration of Closing Conditions. Neither Buyer or Merger Sub (on the one hand) nor the Company or the Representative (on the other hand) may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provisions of this Agreement.
ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The Parties intending to modify any applicable statute of limitations, agree that (a) all representations and warranties in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter, there shall be no liability on the part of, nor shall any claim be made by, any Party, the Company Securityholders or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party, the Company Securityholders or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. Each Party hereby agrees that its insurer(s) shall not have any subrogation rights with respect to any representation or warranty in this Agreement or any certificate delivered pursuant hereto or any covenant or agreement to be performed prior to the Closing, except in the case of Fraud. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall preclude any party from seeking to enforce, against the applicable party, any covenant or agreement that contemplates performance after the Closing.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER
9.1
Termination. This Agreement may be terminated at any time prior to the Closing as provided below:

(a)
by mutual written consent of Buyer (on behalf of itself and Merger Sub) and the Company (on behalf of itself and the Representative);
(b)
by Buyer (on behalf of itself and Merger Sub), upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) has not been cured within twenty (20) Business Days following the receipt by the Company of written notice of such breach from Buyer;
(c)
by the Company (on behalf of itself and the Representative), upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) has not been cured within ten (10) Business Days following the receipt by Buyer of written notice of such breach from the Company;
(d)
by either Buyer (on behalf of itself and Merger Sub) or the Company (on behalf of itself and the Representative), if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal; or
(e)
by either Buyer (on behalf of itself and Merger Sub) or the Company (on behalf of itself and the Representative), if the Closing shall not have occurred by March 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date.
9.2
Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer, Merger Sub, the Company Group, the Company Securityholders or the Representative or any of their respective Affiliates, officers, directors, stockholders, managers or partners and all rights and obligations of any party shall cease, except that nothing herein shall relieve any Party hereto of any liability for any damages suffered by the other Party (and in case of the Company Group, the Company Securityholders) as a result of any willful breach of such Party’s representations, warranties covenants or agreements contained in this Agreement; provided, however, that Buyer’s and Merger Sub’s right to pursue legal remedies under this Agreement shall be limited to the Company, and Buyer and Merger Sub shall have no right to pursue remedies under this Agreement or otherwise against the Representative, any Company Securityholders, any officer, director or employee of the Company or its Subsidiaries, or any other Person individually. Notwithstanding the foregoing, the provisions of this Section 9.2 and Article X (Miscellaneous) shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement (and such obligations shall not be limited by this Section 9.2), which shall remain in full force and effect subject to the terms of this Agreement.
ARTICLE 10

GENERAL PROVISIONS
10.1
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a (.pdf or other electronic transmission) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to Buyer, Merger Sub or the Surviving Corporation, to:

SmartRent, Inc.

8665 E. Hartford Drive, Suite 200

Scottsdale, AZ 85255

Email: brian.roberts@smartrent.com

Attention: Brian Roberts, Chief Legal Officer

with a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.

One Arizona Center

400 E. Van Buren Street, Suite 1900

Phoenix, AZ 85004

Email: dmahoney@swlaw.com

Attention: Daniel M. Mahoney, P.C.

If to the Company (prior to the Closing), to:

SightPlan Holdings, Inc.

189 S Orange Ave #2020

Orlando, FL 32801

Email: terry.danner@projectschneider.com

Attention: Terry Danner, Chief Executive Officer

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Email: nforeste@mmmlaw.com

Attention: Nick Foreste

If to the Representative, to:

Joseph Westlake

533 Lake Ave.

Orlando, FL 32801

Email: joseph@tippinsfamily.com

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Email: nforeste@mmmlaw.com

Attention: Nick Foreste

10.2
Interpretation When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used herein, “dollar” or “$” means the U.S. dollar. When used herein, the word “or” means the conjunctive “and/or” unless specified otherwise. “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Company of materials to that certain ShareFile virtual data room managed by the Company or Broker and made accessible to Buyer or the Buyer Representatives, or the physical delivery by or on behalf of the Company (including delivery by email or other electronic means) of such materials to Buyer or the Buyer Representatives, in each case at least two (2) Business Days prior to the date of this Agreement.
10.3
Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable Law, but if one or more of the provisions of this Agreement is subsequently declared to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all of the remaining conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. In the event of any such declaration of invalidity, illegality or unenforceability, this Agreement, as modified, shall be applied and construed to reflect substantially the intent of the Parties and achieve the same economic and legal effect as originally intended by its terms. In the event that the scope of any provision of this Agreement is deemed unenforceable by a court of competent jurisdiction, the Parties agree to the reduction of the scope of the provision as the court shall deem reasonably necessary to make the provision enforceable under the circumstances.
10.4
Entire Agreement. This Agreement (together with the Exhibits, Annexes and the Company Disclosure Schedule and the other Transaction Documents) and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representation, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.
10.5
Fees and Expenses. Except as otherwise set forth in this Agreement, each of Buyer, Merger Sub, the Company Group, the Surviving Corporation and the Representative shall pay all of the costs and expenses (including any broker’s and legal fees and expenses) that it incurs incident to the due diligence and negotiation related to the Transactions, the preparation, execution and delivery of the Transaction Documents and the performance of any obligations hereunder and thereunder, whether or not the Transactions are consummated, including the expenses and fees of its respective accountants, lawyers and other professionals and any fees, costs and expenses associated with any financing; provided, however, that in the event the Merger is consummated, the costs and expenses (including any broker’s and legal fees and expenses) of the Company Group and the Representative incurred on behalf of the Company Securityholders in connection with this Agreement and the Transactions shall constitute part of the Transaction Expenses.

10.6
Amendments and Waivers. Subject to compliance with applicable Law, any provision hereof may be amended, modified, terminated or supplemented and the observance of any provision hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) by a writing signed by Buyer (on behalf of itself, Merger Sub and, after the Effective Time, the Surviving Corporation) and the Representative (on behalf of itself and, prior to the Effective Time, the Company). Any amendment, modification, termination, supplement or waiver effected in accordance with this Section 10.6 shall be binding upon each of the Parties.
10.7
Failure or Indulgence Not Waiver. No waivers of, or exceptions to, any term, condition or provision hereof, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of, or exception to, any such term, condition or provision. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
10.8
Company Disclosure Schedule. . In connection with the execution of this Agreement, the Company delivered to Buyer and Merger Sub the Company Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III or to one or more of the Company’s covenants contained in Article V or Article VI. The Company Disclosure Schedule constitutes an integral part of this Agreement and are hereby incorporated herein. There may be included in the Company Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” Company Material Adverse Effect or any word or phrase of similar import used herein. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Company Disclosure Schedule. No disclosure in the Company Disclosure Schedule relating to a possible breach or violation of any Contract, law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Company Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Company Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Company Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Company Disclosure Schedule. The disclosure of any matter in any section of the Company Disclosure Schedule will be deemed to be a disclosure by the Company to each other section of the Company Disclosure Schedule to which such disclosure’s relevance is reasonably apparent on its face. The listing of any matter on the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by such Party, or to otherwise imply, that any such matter is material, is required to be disclosed by such Party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of such the Company’s representations, warranties or covenants set forth in this Agreement.
10.9
Assignment. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of Buyer (on behalf of itself and Merger Sub), the Company and the Representative. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 10.9 will be void.

10.10
Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except (a) the Company Securityholders shall be third party beneficiaries with respect to the terms hereof, (b) as provided in Section 6.7, with respect to which the Company Indemnified Parties shall be third party beneficiaries and (c) MMM with respect to Section 10.14). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with terms hereof without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Accordingly, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
10.11
Specific Performance.
(a)
Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged immediately, extensively and irreparably and no adequate remedy at Law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party at Law or in equity, the Parties hereby acknowledge and agree that Buyer, the Company (prior to the Closing) and the Representative (from and after the Closing) shall be entitled to an injunction or injunctions to prevent any breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof, including to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties hereby waive, and agree not to assert, to the fullest extent permitted by Law, (i) any defense that a remedy of injunctive relief or specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, (ii) any defense in any action for injunctive relief or specific performance, including the defense that a remedy at law would be adequate or that monetary damages would provide an adequate remedy, (iii) any requirement under any Law to post bond or other security as a prerequisite to obtaining equitable relief and (iv) any defense that injunctive relief or specific performance will cause an undue hardship to any party.
(b)
If any Party brings any action to specifically enforce the terms and provisions of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such later date established by the Delaware Court presiding over such action. The Parties further agree that (y) by seeking the remedies provided for in this Section 10.11, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the Transactions (including monetary damages) in the event that this Agreement has been terminated or the remedies provided for in this Section 10.11 are not available, dismissed or otherwise not granted, and (z) nothing set forth in this Section 10.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.11 prior to or as a condition to exercising any termination right under Article IX (Termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.11 or anything set forth in this Section 10.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX (Termination) or pursue any other remedies under this Agreement any other agreement or document entered into in connection herewith or the Transactions that may be available then or thereafter.

10.12
Governing Law; Exclusive Jurisdiction.
(a)
This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or are related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).
(b)
Any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”) arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith shall be heard and determined by the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”). Each of the Parties hereby irrevocably and unconditionally: (i) submit to the exclusive jurisdiction of the Delaware Courts, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith brought by any Party hereto; (ii) agree not to commence any such action or proceeding except in such courts; (iii) agree that any claim in respect of any such action or proceeding may be heard and determined in any Delaware Court; (iv) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court, (v) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it is not subject to such jurisdiction or that such action or proceeding may not be brought, is not maintainable in or may not be enforced in or by such courts; and (vi) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)
Each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith. Each Party acknowledges AND AGREES that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such Party understands and has considered the implications of this waiver; (iii) such Party makes this waiver voluntarily; and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.
(d)
Each Party irrevocably and unconditionally consents to service of process in person or by certified or by nationally recognized overnight courier to its respective notice address set forth in Section 10.1, which shall constitute valid in personal service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 10.12; provided, that, notwithstanding the foregoing, nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. Each Party acknowledges and agrees that: (i) this is a commercial transaction; (ii) the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by such Party; and (iii) each Party is hereby waiving important legal rights.
10.13
Counterparts. This Agreement may be executed manually or by facsimile or email delivery by the Parties, in any number of counterparts, each of which shall be considered an original, and all of which together shall be considered one and the same agreement. The Agreement shall become effective when each of the Parties have executed this Agreement.
10.14
Waiver of Conflicts Regarding Representation. Morris, Manning & Martin, LLP (“MMM”) has acted as counsel for the Company Group and the Representative (collectively, the “Company Parties”) in connection with this Agreement and the Transactions (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Buyer, Merger Sub or any of their Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered in connection with the Transactions clients of MMM in the Acquisition Engagement. If the Representative so desires, MMM shall be permitted, without the need for any future waiver or consent, to represent any of the Representative or the Company Securityholders from and after the Closing in connection with any matter related to the matters contemplated by the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Representative or, the Company Securityholders, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving the Surviving Corporation or any of their agents or Affiliates (in such capacity). To the extent that communications between a Company Party, on the one hand, and MMM, on the other hand, relate to the Acquisition Engagement and such communications are protected by the attorney-client privilege as between MMM and the Company Parties, including the Company Group prior to the Effective Time and all attorney work product prepared in connection with the Acquisition Engagement (such communications, collectively, the “Attorney-Client Communications”), such Attorney-Client Communications shall be deemed to belong solely to the Representative, for and on behalf of the Company Securityholders, and not Buyer, the Company, the Surviving Corporation or their Subsidiaries. Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (a) the Representative, for and on behalf of the Company Securityholders, and MMM shall be the sole holders of the attorney-client privilege and work product privilege with respect to the Acquisition Engagement, and none of Buyer, Merger Sub nor any of its or their Affiliates, including the Surviving Corporation, shall be a holder thereof; and (b) MMM shall have no duty whatsoever to reveal or disclose any Attorney-Client Communications to Buyer, Merger Sub or any of its or their Affiliates, including the Surviving Corporation, by reason of any attorney-client relationship between MMM and the Company Group, the Representative or otherwise. Buyer (on behalf of itself and its Affiliates) agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.11. MMM and its partners and employees are third party beneficiaries of this Section 10.14.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Buyer, Merger Sub, the Company and the Representative have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

COMPANY:

SIGHTPLAN HOLDINGS, INC.

By:
Name: Terry Danner
Its: Chief Executive Officer

REPRESENTATIVE:

By:
Name: Joseph Westlake

BUYER:

SMARTRENT, INC.

By:
Name: Lucas Haldeman
Its: Chief Executive Officer

MERGER SUB:

ATLAS MERGER CORP.

By:
Name: Lucas Haldeman
Its: President

[Signature Page to Agreement and Plan of Merger (Project Atlas)]

Exhibit A

Form of Support and Restrictive Covenants Agreement

(See attached)

Exhibit B

Form of Stockholder Written Consent

(See attached)

Exhibit C

Form of Certificate of Merger

(See attached)

Exhibit D

Form of Paying Agent Agreement

(See attached)

Exhibit E

Form of Letter of Transmittal

(See attached)

Exhibit F

Form of Escrow Agreement

(See attached)

Annex A

Net Working Capital Schedule

4853-7832-8078.8